Exhibit 10.21
LEASE
BY AND BETWEEN
ARE-QRS, CORP.
as Landlord
and
ANTEX BIOLOGICS INC.
as Tenant

TABLE OF CONTENTS

PAGE
1.	Lease of Premises	-1-

2.	Basic Lease Provisions	-2-

3.	Term	-4-

4.	Possession and Commencement Date	-4-

5.	Rent	-6-

6.	Rent Adjustments	-8-

7.	Operating Expenses	-8-

8.	Rentable and Usable Area	-14-

9.	Security Deposit	-15-

10.	Use	-16-

11.	Brokers	-19-

12.	Holding Over	-19-

13.	Taxes on Tenant’s Property	-20-

14.	Condition of Demised Premises	-21-

15.	Common Areas, Roof and Parking Facilities	-21-

16.	Utilities and Services	-22-

17.	Alterations	-25-

18.	Repairs and Maintenance	-27-

19.	Liens	-28-
125486.11-Los AngelesS2A

i

PAGE
20.	Indemnification and Exculpation	-29-

21.	Insurance - Waiver of Subrogation	-30-

22.	Damage or Destruction	-32-

23.	Eminent Domain	-34-

24.	Defaults and Remedies	-35-

25.	Assignment or Subletting	-39-

26.	Attorneys’ Fees and Costs	-42-

27.	Bankruptcy	-42-

28.	Estoppel Certificate	-43-

29.	Intentionally Omitted	-43-

30.	Definition of Landlord; Limitation of Landlord’s Liability	-43-

31.	Project Control by Landlord	-44-

32.	Quiet Enjoyment	-45-

33.	Quitclaim Deed	-45-

34.	Rules and Regulations	-46-

35.	Subordination and Attornment	-46-

36.	Surrender	-47-

37.	Waiver and Modification	-47-

38.	Waiver of Jury Trial and Counterclaims	-47-

39.	Intentionally Omitted	-48-

40.	Hazardous Materials	-48-

41.	Right Extend Term	-51-
125486.11-Los AngelesS2A

ii

PAGE
42.	Tenant’s Right for Early Termination	-52-

43.	Miscellaneous	-53-
125486.11-Los AngelesS2A

iii

LEASE
     THIS LEASE is made as of December 1, 1998 (“Effective Date”), by and between ARE-QRS CORP., a Maryland corporation (“Landlord”) and ANTEX BIOLOGICS INC., a Delaware (“Tenant”).
RECITALS
     A. On January 13, 1989, BioCarb AB, predecessor in interest to Tenant, executed that certain Lease (“Existing Lease”) for the “Existing Space” (defined below) with Crown Pointe Center Venture, a Maryland single purpose partnership, as landlord (“Prior Landlord”) pursuant to which Tenant leases the Existing Space.
     B. Landlord is the owner of the “Building” (defined below) and has succeeded to the interest of Prior Landlord under the Existing Lease.
     C. On the Effective Date, Tenant and Landlord executed that certain Lease Termination providing for the termination of the Existing Lease on the Effective Date.
1. Lease of Premises
     Landlord hereby leases to Tenant and Tenant hereby leases from Landlord upon the terms and conditions hereof, those certain premises including the “Existing Space” and the “Expansion Space” (both as defined below, collectively the “Demised Premises”) within the building located at the address set forth below (the “Building”). The Demised Premises are comprised of approximately 15,054 rentable square feet of space on the first floor of the Building (the “Existing Space”) and approximately 4,461 rentable square feet of adjacent and contiguous space on the first floor of the Building (the “Block A Space”) and approximately 4,649 rentable square feet of adjacent and contiguous space on the first floor of the Building (the “Block B Space”, the Block A Space and the Block B Space being collectively referred to herein as the “Expansion Space”) crosshatched on the floor plan attached hereto as Exhibit “A”, and are situated on the floor and suite(s) of the Building as set forth in Section 2.1.2. The real property upon which the Building is located and all landscaping, parking facilities and other improvements and appurtenances related thereto, are hereinafter collectively referred to as the “Land,”the site plan and legal description for which is attached hereto as Exhibit “B”. All portions of the Building and Land which are for the non-exclusive use of tenants of the Building, including, without limitation, driveways, sidewalks, parking areas, landscaped areas, service corridors, stairways, elevators, public restrooms and building lobbies, are hereinafter referred to as “Common Area”.

2. Basic Lease Provisions
     2.1. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.
2.1.1	Address of the Building: 300 Professional Drive, Gaithersburg, Maryland 20879

2.1.2	Designation of the Demised Premises: Suite(s): 100 Floor(s): first

2.1.3	(a) Rentable Area of Demised Premises: 24,164 sq. ft.

(b) Rentable Area of Building: 47,558 sq. ft.

2.1.4	Initial Basic Annual Rent for the Demised Premises: (24,164 sq.ft.) x ($1.4275 per sq.ft.) x (12 months) = $413,929.32

(a) Initial Basic Annual Rent for Existing Space: (15,054 sq.ft.) x ($1.4275 per sq.ft.) x (12 months) = $257,875.02

(b) Initial Basic Annual Rent for Block A Space: (4,461 sq.ft.) x ($1.4275 per sq.ft.) x (12 months) = $ 76,416.93

(c) Initial Basic Annual Rent for Block B Space: (4,649 sq.ft.) x ($1.4275 per sq.ft.) x (12 months) = $ 79,637.37

2.1.5	Initial Monthly Rental Installments of Basic Annual Rent for the Demised Premises: (24,164 sq.ft.) x ($17.13 per sq.ft.) /12 = $34,494.11

2.1.6	Tenant’s Pro Rata Share: 50.81%

2.1.7	(a) Term Commencement Date: As defined in Section 4.2 hereof.

(b) Rent Commencement Date: As defined in Section 4.2 hereof.

(c) Term Expiration Date: 120 calendar months from the Term Commencement Date, subject to extension or earlier termination as provided herein.
125486.11-Los AngelesS2A

2.1.8	Security Deposit: $173,888.98 (i.e. 6 x (.1722 x 24,164 x $67/12) + 34,494.11) subject to adjustment in accordance with Section 9 hereof; provided that the security deposit held by Landlord under the Existing Lease in the amount of $16,935.15, plus interest in the amount of $10,355.35 shall be retained by Landlord and applied toward this amount.

2.1.9	Permitted Use: Scientific research and development, including facilities for animals and bio-hazard level 3 (“BL3”) and other types of laboratories and related office, conference, library, computer and storage uses consistent with Section 10 hereof.

2.1.10	Address for Rent Payment (rent checks shall be made payable to Landlord):

135 N. Los Robles Avenue, Suite 250 Pasadena, CA 91101 Attention: Accounts Receivable

Address for Notices to Landlord:

135 N. Los Robles Avenue, Suite 250 Pasadena, CA 91101 Attention: General Counsel

2.1.11	Address for Notices to Tenant: 300 Professional Drive, Suite 100 Gaithersburg, MD 20879 Attention: Greg Zakarian

With a copy to:

300 Professional Drive, Suite 100 Gaithersburg, MD 20879 Attention: V.M. Esposito

With a copy to:
125486.11-Los AngelesS2A

Covington & Burling 1201 Pennsylvania Ave. P.O. Box 1566 Washington, DC 20044 Attn: Alfred H. Moses, Esq.

2.1.12	Guarantor of Lease: None.

2.1.13	The following Exhibits are attached hereto and incorporated herein:

Exhibit “A”	Demised Premises
Exhibit “B”	Land
Exhibit “C”	Work Letter
Exhibit “D-1”	Commencement Date
Exhibit “D-2”	Improvement Rent Commencement Date
Exhibit “E”	Rules and Regulations
Exhibit “F”	Existing Tenant Fixtures
Exhibit “G”	Estoppel Certificate
3. Term
     3.1. This Lease shall take effect upon the Effective Date and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant, and each of their respective successors and permitted assigns, from the Effective Date.
     3.2. The term of this Lease (the “Term”) will be that period from the Term Commencement Date as defined in Section 4.2 below through the Term Expiration Date, as such may be terminated or extended as provided herein.
4. Possession and Commencement Date
     4.1. Tenant is currently in possession of the Existing Space pursuant to the Existing Lease and Tenant shall remain in possession of the Existing Space on the Effective Date. Landlord shall tender possession of the Expansion Space which includes both the Block A Space and the Block B Space, to Tenant vacant and broom clean on or before the date which is 30 days after the Effective Date (the date on which Landlord actually delivers the Expansion Space to Tenant being referred to herein as the “Expansion Commencement Date”), it being understood that Tenant’s obligation to pay rent on the Expansion Space shall not commence until the Block A Rent Commencement Date (as defined below) and the Block B Rent Commencement Date (as defined below), as the case may be. Tenant agrees that in the event Landlord fails to tender possession of the Expansion Space with Landlord’s Work Substantially Completed on or before the Expansion Completion Date, Landlord shall not be liable to
125486.11-Los AngelesS2A

Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable except as specifically provided in this Section 4.1. If Landlord has not tendered possession of the Expansion Space with Landlord’s Work Substantially Completed on or before the date which is ninety (90) days after the Expansion Commencement Date, then Tenant may, by written notice to Landlord delivered within ten (10) days thereafter, elect to terminate this Lease. In the event this Lease is terminated pursuant to this Section 4.1, the Security Deposit shall be returned to Tenant and neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease, except with respect to provisions which, by their terms, survive termination of this Lease
     4.2. The “Term Commencement Date” shall be the Effective Date. Tenant’s obligation to pay rent on the Existing Space shall commence on the Effective Date (the “Existing Space Rent Commencement Date”). Tenant’s obligation to pay rent on the Block A Space shall commence 60 days after the Expansion Commencement Date (the “Block A Rent Commencement Date”). Tenant’s obligation to pay rent on the Block B Space shall commence 180 days after the Expansion Commencement Date (the “Block B Rent Commencement Date”). Landlord and Tenant shall each execute and deliver to the other written acknowledgment of the Term Commencement Date, the Block A Rent Commencement Date, the Block B Rent Commencement Date, and the Term Expiration Date when each such date is established and shall attach the acknowledgment to this Lease as part of Exhibit “D-1”; provided, however, failure to execute and deliver such acknowledgments shall not affect Landlord or Tenant’s rights or liabilities hereunder. The Existing Space Rent Commencement Date, the Block A Rent Commencement Date and the Block B Rent Commencement Date, as applicable, are sometimes referred to herein as the “Rent Commencement Date.”
     4.3. Tenant shall have the right to enter upon the Expansion Space at any time following the Expansion Commencement Date (or earlier if available) for the purpose of completing Tenant’s Work (as defined in the Work Letter); provided, however, that Tenant shall first furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 21 are in effect, and provided further that such entry shall be subject to all the terms and conditions of this Lease other than the payment of Basic Annual Rent or Tenant’s Pro Rata Share of Operating Expense.
     4.4. Tenant may, at the option of Tenant, cause to be constructed one or more projects of tenant improvements to the Demised Premises (collectively, the “Tenant Improvements”). The Tenant Improvements shall be subject to the terms of Section 16 of this Lease and shall be completed in accordance with the Work Letter. Tenant shall be reimbursed, in accordance with the terms of the Work Letter, for the cost to construct the Tenant Improvements in an aggregate amount for the Tenant Improvements not to exceed the sum of the “Basic Allowance” (as defined below) plus the “Additional Allowance” (as defined below) (the Basic Allowance plus the Additional Allowance being collectively referred to in this lease as the “Tenant Improvement Allowance”). The “Basic Allowance” means the product of (a) Twenty Dollars ($20.00) multiplied by (b) the rentable square footage of the
125486.11-Los AngelesS2A

Expansion Space. The “Additional Allowance” means the product of (a) Sixty Seven Dollars ($67.00) multiplied by (b) the rentable square footage of the entire Demised Premises. The Tenant Improvement Allowance shall include the amount of eighteen thousand dollars ($18,000) (which amount shall constitute Additional Rent) for the cost of construction, project management by Landlord, cost of space planning, architect, engineering and other related services, building permits and other planning and inspection fees. If Landlord reasonably determines that the total cost of the Tenant Improvements will exceed the Tenant Improvement Allowance, then Tenant shall immediately, and as a condition to Landlord’s obligation to expend or disburse any portion of the Tenant Improvement Allowance, deposit with Landlord an amount sufficient to pay such excess costs (“Tenant Excess Cost Deposit”) in cash or a Letter of Credit (as defined in Section 43.14). Tenant shall have until the date which is twelve (12) months after the Block A Rent Commencement Date to expend the unused portion of the Tenant Improvement Allowance, after which date Landlord’s obligation to fund the Tenant Improvement Allowance shall expire.
5. Rent
     5.1. Basic Annual Rent. Tenant shall pay annual rent as follows (“Basic Annual Rent”):
          5.1.1. Commencing on the Term Commencement Date, Tenant shall pay to Landlord as Basic Annual Rent for the Existing Space, the sum set forth in Section 2.1.4(a) subject to the rental increases provided in Section 6 hereof;
          5.1.2. Commencing on the Block A Rent Commencement Date, Tenant shall pay to Landlord as Basic Annual Rent for the Block A Space, the sum set forth in Section 2.1.4(b) subject to the rental increases provided in Section 6 hereof.
          5.1.3. Commencing on the Block B Rent Commencement Date, Tenant shall pay to Landlord as Basic Annual Rent for the Block B Space, the sum set forth in Section 2.1.4(c) subject to the rental increases provided in Section 6 hereof.
Basic Annual Rent shall be paid in the equal monthly installments set forth in Section 2.1.5, subject to the rental increases provided in Section 6 hereof, each in advance on the first day of each and every calendar month during the Term. Notwithstanding anything to the contrary set forth herein, Tenant shall have no obligation to pay Basic Annual Rent for any period prior to the Term Commencement Date.
     5.2. Additional Rent. I n addition to Basic Annual Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”) at times hereinafter specified in this Lease (i) Tenant’s pro rata share, as set forth in Section 2.1.6. (“Tenant’s Pro Rata Share”) of Operating Expenses as provided in Section 7 and (ii) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including, without
125486.11-Los AngelesS2A

limitation, any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after notice and lapse of applicable cure period.
     5.3. Improvement Rent
          5.3.1. In the event and to the extent that Tenant elects to receive any portion of the Tenant Improvement Allowance pursuant to Section 4.4, in addition to the Basic Annual Rent, Tenant further agrees to pay to Landlord as additional rent the “Improvement Rent” (defined below), calculated in accordance with this Section 5.3.
          5.3.2. The “Improvement Rent” for each year during the Lease Term shall be equal to the product of (a) Seventeen and twenty-two one-hundredths percent (17.22%) multiplied by (b) the aggregate amount of the Additional Allowance actually distributed to or on behalf of Tenant as of the Improvement Rent Commencement Date (as defined below). The Improvement Rent shall commence on the Improvement Rent Commencement Date.
          5.3.3. The “Improvement Rent Commencement Date” shall be the earliest of (i) the date Tenant has Substantially Completed the Tenant Improvements; (ii) the date Tenant is open for business in both the Block A Space and Block B Space; (iii) the date the certificates of occupancy (either temporary or permanent) have been issued for both the Block A Space and Block B Space by the municipal agency having jurisdiction over the Demised Premises; (iv) the date which is twelve (12) months after the Effective Date, or (v) such earlier date as provided in the Work Letter or as the parties hereto may agree. Landlord and Tenant shall each execute and deliver to the other written acknowledgment of the Improvement Rent Commencement Date when such is established and shall attach the acknowledgment to this Lease as part of Exhibit “D-2”; provided, however, failure to execute and deliver such acknowledgment shall not affect Landlord or Tenant’s rights or liabilities hereunder.
          5.3.4. The Improvement Rent shall be paid in equal monthly installments, each in advance on the first day of each and every calendar month during the Term subsequent to the Improvement Rent Commencement Date.
          5.3.5. Prior to the Improvement Rent Commencement Date, Tenant shall pay Landlord, as Additional Rent, a monthly amount equal to one percent (1.00%) of the average aggregate amount of the Additional Allowance theretofore distributed to or on behalf of Tenant and outstanding during such month (the “Additional Allowance Charge”). The Additional Allowance Charge shall be payable monthly in arrears commencing with the first day of the month following the first date upon which a distribution of the Additional Allowance is made, and ending on the Improvement Rent Commencement Date (the “Construction Period”). Landlord shall deduct the Additional Allowance Charge from the Additional Allowance on a monthly basis during the Construction Period. In the event the full amount of the Additional
125486.11-Los AngelesS2A

Allowance has been distributed, Tenant shall pay the Additional Allowance Charge due for the preceding month in cash on the first day of each month during the Construction Period.
     5.4. Rent Credit. So long as no default exists or is continuing hereunder, Tenant shall be entitled to a credit against Basic Annual Rent an amount equal to Two Thousand Three Hundred Thirty-Five Dollars ($2,335.00) per month for each of the 120 calendar months after the Term Commencement Date.
     5.5. Rent. Basic Annual Rent, Improvement Rent and Additional Rent shall together be denominated “Rent”. Except as provided in Section 5.4, Rent shall be paid to Landlord, without abatement, deduction, or offset, in lawful money of the United States of America, at the office of Landlord as set forth in Section 2.1.10 or to such other person or at such other place as Landlord may from time designate in writing. In the event the Term commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of the actual number of days in such month and shall be paid at the then current rate for such fractional month.
6. Rent Adjustments
     6.1. Basic Annual Rent shall be adjusted upward on the first day of the calendar month following the expiration of the first twelve (12) full calendar months following the Term Commencement Date, and on such date every year thereafter during the Term (each, a “Rent Adjustment Date”) in an amount equal to three percent (3.0%) of the prior year’s Basic Annual Rent as the same may be adjusted upward from time to time.
7. Operating Expenses
     7.1. As used herein, the term “Operating Expenses” shall include:
          7.1.1 Government impositions including, without limitation, property tax costs consisting of real and personal property taxes and assessments including amounts due under any improvement bond upon the Building or the Land, including the parcel or parcels of real property upon which the Building are located or assessments levied in lieu thereof imposed by any governmental authority or agency; any tax on or measured by gross rentals received from the rental of space in the Building (unless such tax is a tax on Landlord’s income from the Building or a tax in lieu thereof), or tax based on the square footage of the Demised Premises or the Building as well as any parking charges, utilities surcharges, or any other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by any federal, state, regional, municipal or local government authority in connection with the use or occupancy of the Building or the parking facilities serving the Building; any tax on this transaction or any document to which Tenant is a party creating or transferring an interest in the Demised Premises; any fee for a business license to operate an office building; and any expenses, including the reasonable cost of
125486.11-Los AngelesS2A

attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof. Operating Expenses shall not include any net income, franchise, capital stock, estate or inheritance taxes or taxes which are the personal obligation of Tenant or of another tenant of the Building.
          7.1.2 All other costs of any kind paid or incurred by Landlord in connection with the operation and maintenance of the Building and Land including, by way of examples and not as a limitation upon the generality of the foregoing, costs of repairs and replacements to the Building or the other improvements within the Building or Land as appropriate to maintain the Building and Land as required hereunder including cost of funding such reasonable reserves as Landlord, consistent with good business practice, may establish to provide for future repairs and replacements costs of utilities furnished to the Common Areas; sewer fees; trash collection; cleaning, including windows; heating; ventilation; air-conditioning; maintenance of landscape and grounds; maintenance of drives and parking areas; security services and devices; building supplies; maintenance for and replacement of equipment utilized for operation and maintenance of the Building and Land; license, permit and inspection fees; sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Building systems and on-site equipment; telephone, postage, stationary supplies and other expenses incurred in connection with the operation, maintenance, or repair of the Building; accounting, legal and other professional fees and expenses incurred in connection with the operation of the Building; the cost of furniture, draperies, carpeting, landscaping and other customary and ordinary items of personal property provided by Landlord for use in Common Areas; capital expenditures (amortized using a ten percent (10%) interest rate over a period equal to the shorter of (i) the useful life of the item as determined by reference to the vendor’s or manufacturer’s suggested useful life for such capital improvements or, where such reference does not exist, by reference to generally accepted accounting principles, consistently applied, and (ii) seven years); costs of complying with any applicable laws or hazardous waste remediation rules or regulations which are first enacted after the date hereof or which are incurred in connection with an act or omission of Tenant, its agents, employees, contractors or invitees; insurance premiums, including premiums for public liability, property casualty, earthquake and environmental coverages; portions of insured losses paid by Landlord as part of the deductible portion of such losses by reason of insurance policy terms; service contracts; costs of services of independent contractors retained to do work of nature or type herein referenced; and costs of compensation (including employment taxes and fringe benefits) of all persons at or below the level of property manager who perform regular and recurring duties connected with the day-to-day operation and maintenance of the Building, its equipment, the adjacent walks, landscaped areas, drives, and parking areas, including without limitation, janitors, floor waxers, window-washers, watchmen, gardeners, sweepers, and handymen and costs of management services, which costs of management services shall not exceed three percent (3%) of the Basic Annual Rent (excluding Improvement Rent) due from Tenant.
125486.11-Los AngelesS2A

          7.1.3 Notwithstanding the foregoing, Operating Expenses shall not include any of the following (but the exclusion of any such items from Operating Expenses shall not prohibit Landlord from charging Tenant therefor as Additional Rent to the extent otherwise expressly provided herein):
     (1) Payments of principal, interest, or other finance charges made on any debt, or the amortization of funds borrowed by Landlord;
     (2) Ground rent, master lease rent, or other rental payments made under any ground lease or other underlying lease;
     (3) Costs of leasing commissions, legal, space planning, construction, and other expenses incurred in procuring tenants for the Building or with respect to other individual tenants or occupants of the Building;
     (4) Costs of painting, redecorating, or other services or work performed for the benefit of another tenant or occupant (other than for Common Areas);
     (5) Salaries, wages, or other compensation paid to officers or executives of Landlord;
     (6) Management fees in excess of three percent (3%) of the Gross Revenues for all tenants. For the purposes of this subsection, Gross Revenues shall mean: annual base rentals paid by Building tenants; amounts of such tenant’s rental abatement; and other income from the use or occupancy of the Building, accrued or collected with respect to the Building, but shall exclude revenue from parking and/or other Building concessions;
     (7) Non-cash items, such as deductions for depreciation and amortization of the Building and the Building equipment, interest on capital invested, and bad debt losses, rent losses and reserves for such losses;
     (8) Any wages, salaries, fees, fringe benefits, or other compensation paid to (i) off-site employees of any property management organization being paid a fee by Landlord for its services, (ii) off-site employees of Landlord who are not assigned to the operation, management, maintenance, or repair of the Building on a full-time or part-time basis, including any accounting or clerical personnel and other overhead expenses of Landlord), or (iii) administrative and executive personnel or officers, partners, members, shareholders, interestholders, or directors of Landlord or of Landlord’s managing agent above the grade of building manager; provided, however, that Operating Expenses may include Landlord’s reasonable allocation of wages, salaries, fees, fringe benefits or other compensation paid to the individual Building manager or other employees of the property manager, whether on-site or off-site, who are assigned full-time or part-time to the operation, management, maintenance or repair of the Building.
125486.11-Los AngelesS2A

     (9) Costs of advertising and public relations and promotional costs associated with the Building’s promotion, leasing, or tenant retention efforts, and costs of signs in or on the Building identifying the owners of the Building or any tenant of the Building;
     (10) Any costs, fines or penalties incurred due to the violation by Landlord of any governmental rule or authority and not caused or contributed to by Tenant;
     (11) Any other expense for which Landlord actually receives reimbursement from insurance, condemnation awards, other tenants or any other source;
     (12) Costs incurred in connection with negotiations or disputes with other tenants, other occupants, or prospective tenants, or costs and expenses incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;
     (13) Allowances, concessions, permits, licenses, inspections, and other costs and expenses incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants (including Tenant), prospective tenants or other occupants or prospective occupants of the Building, or vacant leasable space in the Building, or constructing or finishing demising walls and public corridors with respect to any such space;
     (14) Costs relating to another tenant’s or occupant’s space which (A) were incurred in rendering any service or benefit to such tenant that Landlord was not required, or was in excess of the service that Landlord was required, to provide Tenant hereunder; and (B) were in excess of the standard services then being provided by Landlord to all tenants or other occupants of the Building, whether or not such other tenant or occupant is actually charged therefor by Landlord;
     (15) Costs incurred in connection with the sale, financing, refinancing, mortgaging, selling or change of ownership of the Building;
     (16) Costs, fines, interest, penalties, legal fees or costs of litigation incurred due to Landlord’s failure to pay any taxes, utility bills or other costs when due;
     (17) Legal, accounting and other professional fees and costs incurred by Landlord which are associated with the operation of the business of the legal entity which constitutes Landlord as the same is separate and apart from the cost of the operation of the Building, including legal entity formation and legal entity accounting (including the incremental accounting fees relating to the operation of the Building to the extent incurred separately in reporting operating results to the Building’s owners or. lenders);
125486.11-Los AngelesS2A

     (18) General overhead and general administrative expenses and accounting, record-keeping and clerical support of Landlord or the management agent, except for those cost and expenses attributable to the management of the Building;
     (19) All amounts which would otherwise be included in Operating Expenses which are paid to any affiliate or subsidiary of Landlord, or any representative, employee or agent of same, to the extent the costs of such services exceed the competitive rates for similar services of comparable quality rendered by persons or entities of similar skill, competence and experience;
     (20) Costs or expenses of utilities directly metered to tenants of the Building and payable separately by such tenants;
     (21) Moving expense costs of tenants of the Building;
     (22) Consulting costs and expenses paid by Landlord unless they relate exclusively to the management or operation of the Building;
     (23) Costs, other than those incurred in ordinary maintenance (for such objects as may be located within the Common Areas) for sculpture, paintings or other objects of art;
     (24) Costs of overtime HVAC service provided to any other tenant of the Building;
     (25) Costs incurred in connection with any bankruptcy proceedings of Landlord, Tenant or any other tenant or occupant of the Building;
     (26) Costs or payments associated with Landlord’s obtaining air rights or other development rights;
     (27) Compensation paid to clerks, attendants or other persons in commercial concessions operated for profit by Landlord or in the parking garage of the Building, if any;
     (28) Costs incurred to correct violations by Landlord of any law, rule, order or regulation which was in effect as of the date the Building’s certificate of occupancy was validly issued;
     (29) Costs arising from the presence of Hazardous Substances in or about or below the Land or the Building, including without limitation, Hazardous Substances in the groundwater or soil (unless introduced into or caused by Tenant) which existed prior to Tenant’s occupancy of any portion of the Demised Premises or the Building; and
     (30) Costs incurred in connection with the operation of retail operations owned, operated or subsidized by Landlord, if any.
125486.11-Los AngelesS2A

     7.2. Tenant shall pay to Landlord on the first day of each calendar month of the Term, as Additional Rent, Landlord’s good faith, reasonable estimate of Tenant’s Pro Rata Share of Operating Expenses with respect to the Building for such month which estimate Landlord shall deliver prior to the commencement of each calendar year during the Term and shall be based upon the actual Operating Expenses for the previous calendar year, plus a good faith, reasonable estimate of the increase or decrease in such expenses for the ensuing calendar year.
          7.2.1 Within ninety (90) days after the conclusion of each calendar year, (or such longer period as may be reasonably required, but in no event more than 120 days) Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses and Tenant’s Pro Rata Share of Operating Expenses for the previous calendar year. Any additional sum due from Tenant to Landlord shall be immediately due and payable. If the amounts paid by Tenant pursuant to Section 7.2 exceeds Tenant’s Pro Rata Share of Operating Expense for the previous calendar year, Landlord shall, at Landlord’s option, either (i) credit the excess amount to the next succeeding installments of estimated Additional Rent, or (ii) pay the excess to Tenant within thirty (30) days after delivery of such statements.
          7.2.2 Any amount due under Section 7.2 for any period which is less than a full month shall be prorated (based on the actual number of days in such month) for such fractional month.
     7.3. Landlord’s annual statement shall be final and binding upon Tenant unless Tenant, within ninety (90) days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor. If, during such ninety (90) day period, Tenant reasonably and in good faith questions or contests the correctness of Landlord’s statement of Tenant’s Pro Rata Share of Operating Expenses, Landlord will provide Tenant with access to such Landlord’s books and records and such information as Landlord reasonably determines to be responsive to Tenant questions. In the event that after Tenant’s review of such information, Landlord and Tenant cannot agree upon the amount of Tenant’s Pro Rata Share of Operating Expenses, then Tenant shall have the right to have an independent public accounting firm selected and hired by Tenant (at Tenant’s sole cost and expense) and approved by the Landlord (which approval shall not be unreasonably withheld or delayed) audit and/or review Landlord’s books and records for the Building and the Land for the year in question and the immediately preceding year (the “Independent Review”). The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review shows that Tenant’s Pro Rata Share of Operating Expenses actually paid for the calendar year in question exceeded Tenant’s obligations for such calendar year, Landlord shall at Landlord’s option either (1) credit the excess amount to the next succeeding installments of estimated Additional Rent or (2) pay the excess to Tenant within thirty (30) days after the completion of such audit and/or review. If the Independent Review shows that Tenant’s payments of Tenant’s Pro Rata Share of Operating Expenses for such calendar year were less than Tenant’s obligation for the calendar year, Tenant shall pay the
125486.11-Los AngelesS2A

deficiency to the Landlord within thirty (30) days after delivery of such statement. If the Independent Review shows that Tenant’s payments of Tenant’s Pro Rata Share of Operating Expenses for such calendar year were more than five percent (5%) in excess of Tenant’s actual obligation for the calendar year and such excess amount was at least $1,000, Landlord shall promptly reimburse Tenant for the cost of the Independent Review, not to exceed $5,000.00.
     7.4. Tenant shall not be responsible for Operating Expenses applicable to the Expansion Space before the Block A Rent Commencement Date with respect to the Block A Space and the Block B Rent Commencement Date with respect to the Block B Space. The responsibility of Tenant for Tenant’s Pro Rata Share of Operating Expenses shall continue to the later of (i) the date of termination of the Lease, (ii) the date Tenant has fully vacated the Demised Premises (including, without limitation, the removal of all items required hereby to be removed and the completion of all procedures necessary to fully release and terminate any permits or licenses restricting the use of the Demised Premises in any manner), or (iii) if termination of the Lease is due to the default of Tenant, the date of rental commencement of a replacement tenant.
     7.5. Operating Expenses for the calendar year in which Tenant’s obligation to share therein commences and in the calendar year in which such obligation ceases, shall be prorated on the basis of the actual number of calendar months (or portion thereof) in such partial calendar year. Expenses such as taxes, assessments and insurance premiums which are incurred for an extended time period shall be prorated based upon time periods to which applicable so that the amounts attributed to the Demised Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in Operating Expenses.
     7.6. Notwithstanding anything set forth herein to the contrary, in the event the Building is not at least ninety-five percent (95%) occupied on average during any year of the Term, an adjustment shall be made by Landlord in computing Tenant’ Pro Rata Share of Operating Expenses for such year so that Tenant’s Pro Rata Share of Operating Expenses shall be computed for such year as though the Building had been ninety-five percent (95%) occupied on average during such year.
     7.7. The parties agree that statements in this Lease to the effect that Landlord is to perform certain of its obligations hereunder at its own cost and expense shall not be interpreted as excluding any cost from Operating Expenses if such cost is an Operating Expense pursuant to the terms of this Lease.
     7.8. Landlord shall cause, during the entire Term of this Lease and as part of the Operating Expenses, an electronic security access system to be installed, maintained and operated for the Building.
8. Rentable and Usable Area
125486.11-Los AngelesS2A

     8.1. As used herein, the terms “Rentable Area” and “Usable Area” shall be calculated in accordance with the 1996 Standard Method for Measuring Floor Area in Office Building as adopted by the Building Owners and Managers Association.
     8.2. The Rentable Area of the Building is the total of Rentable Area of all buildings located on the Land.
     8.3. The term “Rentable Area” when applied to Tenant is that area equal to the Usable Area of the Demised Premises plus an equitable allocation of Rentable Area within the Building which is not then utilized or expected to be utilized as Usable Area, including but not limited to the portion of the Building devoted to corridors, equipment rooms, restrooms, elevator, lobby, atrium and mailroom. In making such allocations, consideration will be given to tenants benefitted by space allocated such that area which primarily serve tenants of only one floor, such as corridors and restrooms upon such floor, shall be allocated to Usable Area of the Building as a whole.
     8.4. Review of allocations of Rentable Areas as between tenants of the Building may be made as frequently as in Landlord’s opinion appears appropriate in order to facilitate an equitable apportionment of Operating Expenses. Such review shall be performed by a licensed architect and the allocations certified as true and correct by such licensed architect Tenant may, at its sole cost and expense and prior to the Effective Date, have an architect of Tenant’s choosing verify the calculations and measurements made or performed by Landlord’s architect.
9. Security Deposit
     9.1. Tenant has deposited with Landlord (in cash or the Letter of Credit, as defined in Section 43.14 hereof) the sum set forth in Section 2.1.8 (the “Security Deposit”) which Security Deposit shall be held by Landlord as security for the performance by Tenant of all of the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Term. If Tenant defaults with respect to any provision of this Lease, including, but not limited to, any provision relating to the payment of Rent, Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, upon demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall keep any cash constituting the Security Deposit separate from its general fund in an interest-bearing account. Tenant shall be entitled to any interest on the Security Deposit (to be credited to and added to the Security Deposit) at the rate as may be actually earned thereon by Landlord from time to time. Tenant shall provide Landlord or its designee with such information and instruments (including, without limitation, Tenant’s taxpayer identification number) as Landlord may reasonably require in order to maintain the Security Deposit in an interest-bearing account.
125486.11-Los AngelesS2A

     9.2. In the event that upon Landlord’s review of the Hazardous Materials List (as defined in Section 40.1.1 hereof) Landlord or any of Landlord’s insurers or lenders reasonably determines that Tenant’s use of Hazardous Materials at the Demised Premises increases the risk of damage to or contamination of the Demised Premises, the Building or the Land, then upon Tenant’s receipt of written notice of such determination from the Landlord, Tenant shall deposit an additional amount with the Landlord as Landlord may reasonably determine, which amount shall be added to and treated as part of the Security Deposit.
     9.3. So long as no default exists or is continuing, on the first day of the first full calendar month which is forty-eight (48) months after the Term Commencement Date, the Security Deposit shall be reduced to any amount equal to the quotient of (a) the Basic Annual Rent then in effect divided by (b) 12.
     9.4. In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.
     9.5. Landlord may deliver the Security Deposit to any purchaser of Landlord’s interest in the Demised Premises and thereupon Landlord shall be discharged from any further liability with respect to the Security Deposit. This provision shall also apply to any subsequent transfers.
     9.6. If Tenant shall fully perform every provision of this Lease to be performed by Tenant, the Security Deposit, or any balance thereof, shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within forty-five (45) days after the expiration or earlier termination of this Lease.
10. Use
     10.1. Tenant shall use the Demised Premises for the purpose set forth in Section 2.1.9 (the “Permitted Use”) and shall not use the Demised Premises, or permit or suffer the Demised Premises to be used, for any other purpose without the prior written consent of Landlord which consent shall not be unreasonably withheld or delayed.
     10.2. Tenant shall not use or occupy the Demised Premises in violation of any federal, state and local laws and regulations, zoning ordinances, or the certificate of occupancy issued for the Demised Premises, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Demised Premises which is declared by any governmental authority having jurisdiction to be a violation of law, regulation or zoning ordinance or of such certificate of occupancy, or which in the reasonable opinion of Landlord violates law, regulation or zoning ordinance or the certificate of occupancy. Tenant shall comply with any direction of any governmental authority having jurisdiction which shall, by reason of the nature of Tenant’s use or occupancy of the Demised Premises, impose any duty upon Tenant
125486.11-Los AngelesS2A

or Landlord with respect to the Demised Premises or with respect to the use or occupation thereof.
     10.3. Landlord acknowledges that so long as Tenant’s intended use of the Demised Premises is consistent with its past use of the Existing Space, to Landlord’s actual knowledge, there shall be no invalidation or cost increase of any insurance policy covering the Building. Notwithstanding the above, Tenant shall not do or permit to be done anything which will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Building and shall comply with all rules, orders, regulations, and requirements of the insurers of the Building and Tenant shall promptly upon demand reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Section 10.3.
     10.4. Tenant shall keep all doors opening onto public corridors closed, except when in use for ingress and egress.
     10.5. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant nor shall any changes be made in existing locks or the mechanism thereof without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant must, upon termination of this Lease return to Landlord all keys to offices and restrooms, either furnished to, or otherwise procured by Tenant. In the event any key so furnished is lost, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.
     10.6. No awnings or other projection shall be attached to any outside wall of the building. No curtains, blinds, shades or screens which are visible from the Common Areas or from outside the Building shall be attached to or hung in, or used in connection with, any window or door of the Demised Premises other than Landlord’s standard window coverings, if any. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the express written consent of Landlord, such consent not to be unreasonably withheld, nor shall any bottles, parcels, or other articles be placed on the windowsills. No equipment, furniture or other items of personal property shall be placed on any exterior balcony without the express written consent of Landlord, such consent not to be unreasonably withheld.
     10.7. No sign, advertisement, or notice shall be exhibited, painted or affixed by Tenant on any part of the Demised Premises or the Building without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant may on a non-exclusive basis place signage on the exterior of the Building and Tenant’s logo in the Common Area of the Building on the floor occupied by Tenant; provided that (a) Landlord and Tenant agree upon the size, design and location of such exterior signage and (b) all such signage complies with all applicable laws, ordinances, codes, rules and
125486.11-Los AngelesS2A

regulations of the government authorities with jurisdiction over such matters. Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at the expense of Tenant, and shall be of a size, color and type reasonably acceptable to Landlord. The directory tablet shall be provided exclusively for the display of the name and location of tenants only. Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord’s standard lettering and Tenant’s logo, which may be placed on its corridor walls in a location and in a size, color and type acceptable to Landlord in Landlord’s reasonable discretion.
     10.8. Tenant shall cause any office equipment or machinery to be installed in the Demised Premises so as to reasonably prevent sounds or vibrations therefrom from extending into Common Areas, or other space in the Building. Further, except for equipment located within the Existing Space on the Effective Date and set forth in Exhibit “F”, no equipment weighing five hundred (500) pounds or greater shall be placed upon the Demised Premises without advance notice to and consent by Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Placement of such equipment, if approved by Landlord, shall be only at a location designed to carry the weight of such equipment.
     10.9. Tenant shall not do or permit anything to be done in or about the Demised Premises which shall in any way obstruct or interfere with the rights of other tenants or occupants of the Building, or injure them, or use or allow the Demised Premises to be used for any unlawful purpose. Tenant shall not knowingly cause, maintain or permit any nuisance or waste in, on, or about the Demised Premises, Building or the Land. Tenant may use a portion of the Common Area for an atrium area in accordance with Section 15.
     Landlord shall use its reasonable efforts to include a provision similar to the first two sentences of this Section 10.9 in all leases for any other tenants of the Building entered into from and after the Effective Date. Furthermore, Landlord agrees not to lease any space in the Building to a tenant whose primary and principal intended use of such space is any of the following: an employment agency, physician or dentist office, video or amusement arcade, indoor playground, bar, video store, repair shop, bowling alley, fast food restaurant, pawn shop, convenience store, liquor store, gym, fitness center or health club and/or beauty salon or spa.
     10.10. Other than costs which shall be included in Operating Expenses pursuant to Article 7 associated with causing the Demised Premises to comply with any retroactively effective law, code, rule or regulation where noncompliance does not result from any use or alterations to the Demised Premises by Tenant, Tenant shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the Demised Premises (as distinguished from the Common Areas and/or the Building) with the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with regulations promulgated pursuant thereto, “ADA”) which provisions are first enacted after the Effective Date, or the compliance thereof is required as a result of an act or omission of Tenant, its agents,
125486.11-Los AngelesS2A

employees, contractors or invitees or as a result of Tenant’s (as opposed to another tenant’s) leasing of the Demised Premises; and Tenant shall indemnify, defend and hold Landlord harmless from and against any loss, cost, liability, or expense, (including reasonable attorneys fees and disbursements) arising out of any failure of the Demised Premises (as distinguished from the Common Areas and/or the Building) to comply with the ADA in accordance with this sentence.
11. Brokers.
     11.1. Tenant and Landlord each represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Scheer Partners, Inc. (“Broker”), and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Lease. If and when the Term Commencement Date has occurred, Landlord shall pay to Broker a brokerage fee pursuant to a separate agreement between Landlord and Broker.
     11.2. Tenant hereby indemnities and shall defend, hold and save Landlord harmless from and against any and all claims for any commissions or fees in connection with this Lease made by any broker or finder having worked, or claiming to have worked, on behalf Tenant, other than Broker.
     11.3. Landlord hereby indemnifies and shall defend, hold and save Tenant harmless from and against any and all claims for any commissions or fees in connection with this Lease made by Broker and any other broker or finder having worked, or claiming to have worked, on behalf of Landlord.
     11.4. Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Lease other than as contained in this Lease.
     11.5. Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of lease from prospective tenants and no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease. Landlord in executing this Lease does so in reliance upon Tenant’s representations and warranties contained within Sections 11.1 and 11.4 hereof.
12. Holding Over
     12.1. If, with Landlord’s express written consent, Tenant holds possession of all or any part of the Demised Premises after the expiration or earlier termination of the Term, Tenant shall become a tenant from month-to-month upon the date of such expiration or earlier termination, and in such case Tenant shall continue to pay Basic Annual Rent in the amount
125486.11-Los AngelesS2A

payable upon the date of the expiration or earlier termination of this Lease or such other amount as Landlord may indicate, in Landlord’s sole and absolute discretion, in such written consent, and all other provisions, representations, covenants and agreements contained herein, other than with respect to the Term and any extensions thereof, but specifically including, without limitation, the adjustment of Basic Annual Rent pursuant to Section 6 hereof, shall remain in full force and effect.
     12.2. Notwithstanding the foregoing, if Tenant remains in possession of the Demised Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall (i) for the first thirty (30) days after the expiration of the Term be equal to one hundred twenty-five percent (125%) of the Basic Annual Rent and Additional Rent in effect during the last thirty (30) days of the Term; and (ii) thereafter, be equal to one hundred fifty percent (150%) of the Basic Annual Rent and Additional Rent in effect during the last thirty (30) days of the Term. In addition to the foregoing amounts, from and after the sixtieth (60th) day after the expiration of the Term, Tenant shall also be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over.
     12.3. Acceptance by Landlord of Rent after such expiration or earlier termination shall not result in a renewal or reinstatement of this Lease.
     12.4. The foregoing provisions of this Article 12 are in addition to and do not affect Landlord’s right to re-entry or any other rights of Landlord hereunder or as otherwise provided by law.
13. Taxes on Tenant’s Property
     13.1. Tenant shall pay, prior to delinquency, any and all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Demised Premises.
     13.2. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Building is increased by the inclusion therein of a value attributable to Tenant’s personal property or trade fixtures, and if Landlord, after written notice to Tenant (including a copy of the relevant tax bill), pays the taxes based upon such increase in the assessed valued, then Tenant shall upon demand repay to Landlord the taxes so levied against Landlord.
     13.3. If any improvements in or alterations to the Demised Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord’s “Building Standard” improvements in other spaces in the Building are assessed, then the real property taxes and assessments levied against
125486.11-Los AngelesS2A

Landlord or the Building by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 13.2 above. Any such excess assessed valuation due to improvements in or alterations to space in the Building leased by other tenants of Landlord shall not be included in the Operating Expenses defined in Section 7.1, but shall be treated, as to such other tenants, as provided in this Section 13.3. If the records of the County Assessor are available and sufficiently detailed to serve as a basis for determining whether said Tenant improvements or alterations are assessed at a higher valuation than Landlord’s “Building Standard,” such records shall be binding on both Landlord and Tenant. As used herein, “Building Standard” means the quality and standard of improvements (including generic laboratory improvements) provided to a majority of tenants (by square footage) in the Building without payment by such tenants of a premium in excess of their stated basic annual rents.
     13.4. Landlord shall cooperate with Tenant in advising the applicable taxing authority as to the distinction between Tenant’s personal property and trade fixtures for valuation purposes. Tenant, at Tenant’s sole cost and expense, shall have the right to protest or appeal the tax assessment for the Building. In the event Tenant protests or appeals the tax assessment as permitted in this section, Tenant hereby agrees to indemnify, defend and save Landlord harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgment, and all reasonable expenses incurred by Landlord in connection with any such appeal or protest of Tenant.
14. Condition of Demised Premises
     14.1. Except as set forth in Section 14.2, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Demised Premises or the Building, or with respect to the suitability for the conduct of Tenant’s business and Tenant accepts the Existing Premises in its condition on the Effective Date. The taking of possession of the Demised Premises by Tenant shall, except as otherwise agreed in writing by Landlord and Tenant, conclusively establish that the Demised Premises and Building were at such time in good, sanitary and satisfactory condition and repair.
     14.2. Landlord represents and warrants to Tenant that, to Landlord’s knowledge as of the Effective Date, all “Building Systems” in the Building are in good working order and repair. As used in this Lease, “Building Systems” means heating, ventilating, air conditioning, water, sewer, electrical, gas and telephone facilities and equipment servicing the Building, including the Demised Premises.
15. Common Areas, Roof and Parking Facilities
     15.1. Tenant shall have the non-exclusive right, in common with others, to use the Common Areas, subject to the rules and regulations adopted by Landlord and attached hereto
125486.11-Los AngelesS2A

as Exhibit “E” together with such other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord in its discretion (the “Rules and Regulations”).
     15.2. Tenant shall have the non-exclusive right, in common with others, to use the portion of the Common Area (the “Atrium Area”) set forth on the site plan as an atrium area of the Demised Premises. Use by Tenant of the Atrium Area is subject to all of the Rules and Regulations and additional particular restrictions Landlord may reasonably determine to be necessary in connection with the use of the Atrium Area.
     15.3. As an appurtenance to the Demised Premises, Tenant shall have a non-exclusive license to use Tenant’s Pro Rata Share of the non-handicapped parking spaces of the parking facilities serving the Building in common on a non-reserved basis with other tenants of the Building. Landlord shall designate five (5) non-exclusive parking spaces near the front entrance to the Building specifically for the use of “visitors;” provided, however, that Landlord shall have no responsibility for enforcing the rights of Tenant or its visitors to use such spaces.
     15.4. As an appurtenance to the Demised Premises, Tenant shall have a non-exclusive revocable license to use certain portions of the roof of the Building and surrounding sites serving the Building in common with certain other tenants of the Building. Tenant’s license with respect to the roof of the Building and surrounding sites serving the Building shall be limited to the right to install and maintain mechanical and other equipment in such locations. Tenant’s license to use the roof shall be subject to the Rules and Regulations. Tenant’s right to install or maintain any equipment on the roof is subject to Tenant’s obligations regarding alterations set forth in Section 17.
     15.5. Tenant agrees not to unreasonably overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of parking facilities. Landlord reserves the right to determine that parking facilities are becoming overcrowded and to limit Tenant’s use thereof. Upon such determination, Landlord may reasonably allocate parking spaces among Tenant and other tenants. In the alternative, if Landlord determines that Tenant’s customers, clients, or invitees appear to be using more than the number of parking spaces that would otherwise be attributable to a reasonable number of parking spaces for Tenant’s use, Landlord may require Tenant and its employees to obtain parking outside the Building for such unreasonable excess uses. However, nothing in this Section 15.5 is intended to create an affirmative duty on Landlord’s part to monitor parking.
     15.6. Landlord reserves the right to modify Common Areas including the right to add or remove exterior and interior landscaping; provided that Tenant’s use of the Demised Premises in accordance with Section 10 is not materially adversely affected.
16. Utilities and Services
125486.11-Los AngelesS2A

     16.1. Tenant shall pay for all water, (including the cost to service, repair and replace reverse osmosis, deionized and other treated water, if any) gas, heat, light, power, telephone and other utilities supplied to the Demised Premises, together with any fees, surcharges and taxes thereon. If any such utility is not separately metered to Tenant, Tenant shall pay a reasonable proportion to be determined by Landlord of all charges jointly metered with other premises as part of Tenant’s Pro Rata Share of Operating Expenses, or in the alternative, Landlord may, at its option, monitor the usage of such utilities by Tenant and charge Tenant with the cost of purchasing, installing and monitoring such metering equipment, which shall be paid by Tenant as Additional Rent.
     16.2. Landlord shall not be liable for, nor shall any eviction of Tenant result from, the failure to furnish any such utility or service whether or not such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character, governmental regulation, moratorium or other governmental action, inability despite the exercise of reasonable diligence or by any other cause, including the gross negligence of Landlord. In the event of such failure, Tenant shall not be entitled to any abatement or reduction of Rent, nor be relieved from the operation of any covenant or agreement of this Lease. Notwithstanding the foregoing, in the event that the failure or interruption in services which has a material adverse effect upon Tenant’s ability to use and enjoy the Demised Premises for the Permitted Use continues for a period in excess of ninety (90) days and is not caused by or contributed to by Tenant, beginning on the ninety-first (91st) day Rent shall be abated based upon the extent to which Tenant’s use of the Demised Premises has decreased due to such failure or interruption in services. In the event of a failure or interruption in services which has a material adverse effect upon Tenant’s ability to use and enjoy the Demised Premises for the Permitted Use continues for a period in excess of fifteen (15) months and is not caused by or contributed to by Tenant, Tenant shall have the right to terminate this Lease prior to the restoration of such services upon not less than thirty (30) days prior written notice to Landlord.
     16.3. Tenant shall pay directly to the applicable utility or service provider, prior to delinquency, for any separately metered utilities and services which may be furnished to Tenant or the Demised Premises during the Term.
     16.4. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed (but which may be conditioned in accordance with Section 16.5), use any device in the Demised Premises, including, but without limitation, data processing machines, which will in any way increase the amount of ventilation, air exchange, gas, steam, electricity or water beyond the existing capacity of the Building as proportionately allocated to the Demised Premises based upon Tenant’s Pro Rata Share as usually furnished or supplied for the use set forth in Section 2.1.6 or be in excess of Tenant’s Pro Rata Share of the Building’s capacity to provide such utilities or services.
125486.11-Los AngelesS2A

     16.5. If Tenant shall require services in excess of that usually furnished or supplied for similar space in the Building, by reason of equipment operated and/or extended hours of business operation, then Tenant shall first procure the consent of Landlord for use thereof, which consent Landlord may condition upon the availability of such excess utilities or services and Tenant’s payment as Additional Rent of an amount equal to the cost to provide such excess services and utility capacity.
     Tenant hereby acknowledges and agrees that any changes or upgrades in the electrical service furnished or supplied to the Demised Premises and/or the Building, including but not limited to upgrades or changes to the transformer, service panel or switch gears, caused by the Tenant Improvements, shall be at Tenant’s sole cost and expense and shall not be considered part of Tenant’s Work, as described in the Work Letter. Any such changes or upgrades in the electrical service servicing the Demised Premises shall be subject to the prior consent of Landlord which consent shall not be unreasonably withheld or delayed.
     16.6. Landlord shall provide water in Common Areas for drinking and lavatory purposes only, but if Tenant requires, uses or consumes water for any purpose in addition to ordinary drinking and lavatory purposes, Landlord may install a water meter and thereby measure Tenant’s water consumption for all purposes. Tenant shall pay Landlord for the cost of the meter and the cost of the installation thereof and throughout the duration of Tenant’s occupancy, Tenant shall pay Landlord’s cost to keep said meter and installation equipment in good working order and repair. Tenant agrees to pay for water consumed, as shown on said meter, as and when bills are rendered (a reasonable allocation for water usage for the Building shall be included in Tenant’s Pro Rata Share), and on default in making such payment, Landlord may pay such charges and collect the same from Tenant. Any such costs or expenses incurred, or payments made by Landlord for any of the reasons or purposes herein above stated shall be deemed to be Additional Rent payment by Tenant and collectible by Landlord as such.
     16.7. The services provided by Landlord to the Building (the costs of which shall be payable by Tenant as part of Operating Expenses pursuant to Section 7.1) shall include the following: utilities to the Common Areas; trash collection; cleaning, including windows; maintenance of plumbing, electric, heating, ventilation and air conditioning systems (other than those systems contained within or exclusively servicing the Demised Premises); landscaping and maintenance of landscaping and grounds; maintenance of drives and parking area, including snow removal; and security services and security devices for the Common Areas.
     16.8. Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and electric systems, when necessary, by reason of accident or emergency or for repairs, alterations or improvements, in the reasonable judgment of Landlord desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed. Landlord shall have no responsibility or liability for failure to supply elevator
125486.11-Los AngelesS2A

facilities, plumbing, ventilation, air conditioning or electric service, when prevented from doing so by strike or accident, or by laws, rules, order, ordinances, directions, regulations or requirements of any federal, state, country or municipal authority or failure to deliver gas, oil or other suitable fuel supply or inability by exercise of reasonable diligence to obtain gas, oil or other suitable fuel. It is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of a strike or labor trouble or any act of God. Landlord shall use its commercially reasonable efforts to minimize the disruption to Tenant’s business as a result of Landlord causing any service or utility to be interrupted (for any reason) to the Demised Premises or the Building. Notwithstanding the foregoing, in the event that the failure or interruption in services which has a material adverse effect upon Tenant’s ability to use and enjoy the Demised Premises for the Permitted Use, which shall continue for a period in excess of fifteen (15) months and is not caused by or contributed to by Tenant, Tenant shall have the right to terminate this Lease prior to the restoration of such services upon not less than thirty (30) days prior written notice to Landlord.
17. Alterations
     17.1. Other than Tenant’s Work, Tenant shall make no alterations, additions or improvements in or to the Demised Premises the cost of which exceeds $10,000.00 in the aggregate in any twelve (12) month period without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed (provided, however, that in the event any proposed alteration, addition or improvement (including those which costs do not exceed $10,000.00) adversely affects (i) any structural portions of the Building including exterior walls, roof, foundation and core of the Building, (ii) the exterior of the Building or (iii) any Building systems, including elevator, plumbing, air conditioning, heating electrical, security, life safety and power, then Landlord may withhold its consent with respect thereto in its sole and absolute discretion), and then only by architects, contractors, suppliers or mechanics approved by Landlord in Landlord’s reasonable discretion. Tenant shall provide Landlord, at least fourteen (14) days in advance of any proposed construction (including those which costs do not exceed $10,000.00), with plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations as may be reasonably requested by Landlord.
     17.2. Tenant agrees that there shall be no construction of partitions or other obstructions which might interfere with free access to mechanical installation or service facilities of the Building or interfere with the moving of Landlord’s equipment to or from the enclosures containing said installations or facilities without Landlord’s prior written consent, which approval shall not be unreasonably withheld.
125486.11-Los AngelesS2A

     17.3. Tenant agrees that any work by Tenant shall be accomplished in such a manner as to permit any fire sprinkler system and fire water supply lines to remain fully operable at all times, unless otherwise agreed to in advance in writing by the Landlord.
     17.4. All such work shall be done at such times and in such manner as Landlord may from time to time designate. Tenant covenants and agrees that all work done by Tenant shall be performed in full compliance with all laws, rules, orders, ordinances, directions, regulations, and requirements of all governmental agencies, offices, departments, bureaus and boards having jurisdiction, and in full compliance with the rules, orders, directions, regulations, and requirements of any applicable fire rating bureau. Tenant shall provide Landlord with “as-built” plans showing any change in the Demised Premises.
     17.5. Before commencing any work, Tenant shall give Landlord at least fourteen (14) days prior written notice of the proposed commencement of such work and shall, if required by Landlord, secure at Tenant’s own cost and expenses a completion and lien indemnity bond reasonably satisfactory to Landlord for said work.
     17.6. All alterations, attached equipment, decorations, fixtures, trade fixtures, additions and improvements, subject to Section 17.8, attached to or built into the Demised Premises, made by either of Landlord or Tenant, including (without limiting the generality of the foregoing) the Existing Tenant Fixtures, all floor and wallcovering, built-in cabinet work and paneling, plumbing fixtures, exterior venting fume hoods and walk-in freezers and refrigerators, clean rooms, climatized rooms, ductwork, conduits, electrical panels and circuits (collectively, the “Tenant Alterations”), shall become the property of Landlord upon the expiration or earlier termination of the term of this Lease, and shall remain upon and be surrendered with the Demised Premises as a part thereof; provided, however, that Landlord may, at any time, elect to cause Tenant to remove any such Tenant Alteration from the Demised Premises upon the expiration or earlier termination of this Lease, and, if Landlord so elects, Tenant shall, at its sole cost and expenses, remove such Tenant Alterations, attached equipment, decorations, fixtures, trade fixtures, additions and improvements upon the expiration or earlier termination of this Lease and restore any damage caused by or occasioned as a result of such removal.
     Notwithstanding the foregoing, upon written request by Tenant made prior to the installation of any Tenant Alteration, Landlord agrees to make the determination whether Tenant shall be required to cause such Tenant Alteration to be removed in the event that Landlord determines to require removal, upon the expiration or earlier termination of this Lease; provided, however, that such determination is revocable by Landlord at any time in Landlord’s sole discretion.
     17.7. Tenant shall repair any damage to the Demised Premises caused by Tenant’s removal of any property from the Demised Premises. During any such restoration period,
125486.11-Los AngelesS2A

Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant.
     17.8. Except as to the Existing Tenant Fixtures (defined below), all business and trade fixtures, built-in furniture and cabinets, together with all additions and accessories thereto, installed in and upon the Demised Premises shall be and remain the property of Landlord and shall not be removed by Tenant at any time during the Term, except that items which wear out or become obsolete may be removed and replaced by Tenant with items of at least equal quality. If Tenant shall fail to remove from the Demised Premises its personal property and all items required to be removed by Tenant in accordance with Landlord’s election pursuant to Section 17.6 prior to expiration or earlier termination of this Lease, then Landlord may, at its option, remove the same in any manner that Landlord shall choose, and store said effects without liability to Tenant for loss thereof or damage thereto, and Tenant agrees to pay Landlord upon demand any expenses reasonably incurred in connection with such removal and storage or Landlord may, at its option, without notice, sell said property or any of the same, at private sale and without legal process, for such price as Landlord may obtain and apply the proceeds of such sale against any amounts due under this Lease from Tenant to Landlord and against any reasonable expenses incident to the removal, storage and sale of said personal property.
     17.9. Notwithstanding any other provision of this Article 17 to the contrary, in no event may Tenant remove any improvement from the Demised Premises as to which Landlord contributed payment, including without limitation, the Tenant Improvements made pursuant to the Work Letter without Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion.
     17.10. Tenant shall pay to Landlord as Additional Rent an amount equal to three percent (3%) of the cost to Tenant of all charges incurred by Tenant of its contractors or agents in connection with any alterations, additions or improvements to the Demised Premises to cover Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision thereof. For purposes of payment of such sum, Tenant shall submit to Landlord copies of all bills, invoices, and statements covering the costs of such charges, which will be accompanied by payment to Landlord of the percentage fee set forth above. Tenant shall reimburse Landlord for any extra expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, or by reason of delays caused by such work, or by reason of inadequate cleanup.
18. Repairs and Maintenance
     18.1. Landlord shall repair and maintain the structural and exterior portions of the Building (including the roof and any structural or exterior portions of Common Areas in the Demised Premises) and the structural and exterior and interior portions of the Common Areas, including, without limitations, roofing and covering materials, foundations, exterior walls, the
125486.11-Los AngelesS2A

plumbing, fire sprinkler system (if any), heating, ventilating, air conditioning, elevator, and electrical systems (excluding any Building Systems exclusively serving the Demised Premise) installed or furnished by Landlord (and the full cost thereof shall be included as a part of Operating Expenses), unless such maintenance or repairs are required in whole or in part because of any act, neglect, fault of or omissions of any duty by Tenant, its agents, servants, employees or invitees, in which case Tenant shall pay to Landlord the cost of such maintenance and repairs.
     18.2. Subject to Section 22 and except for services of Landlord, if any, required by Sections 18.1, Tenant shall at Tenant’s sole cost and expense keep the Demised Premises and every part thereof in good condition and repair, damage thereto from ordinary wear and tear excepted, including, without limitation, all Building Systems exclusively serving the Demised Premises. Subject to Section 22, Tenant shall, upon the expiration or earlier termination of this Lease, surrender the Demised Premises to Landlord in as good as condition as when received, ordinary wear and tear excepted. Other than as specifically set forth in Section 18.1 and in the Work Letter, Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Demised Premises or any part thereof.
     18.3. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance which is an obligation of Landlord unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant. Tenant waives the rights under any applicable law, statute or ordinance now or hereafter in effect to make repairs at Landlord’s expense.
     18.4. Repairs under this Article 18 which are obligations of Landlord are subject to allocation among Tenant and other tenants as Operating Expenses.
     18.5. This Article 18 relates to repairs and maintenance arising in ordinary course of operation of the Building and any related facilities. In the event of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction, this Article 18 shall not be applicable and the provisions of Article 22 shall apply and control.
19. Liens
     19.1. Subject to the immediately succeeding sentence, Tenant shall keep the Demised Premises, the Building and the Land free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Tenant further covenants and agrees that except with respect to Landlord’s Work, Landlord’s services or Landlord’s repair obligations, any mechanic’s lien filed against the Demised Premises, the Building or against the Land for work claimed to have been done for, or materials claimed to have been furnished to Tenant, will be discharged by Tenant, by bond or otherwise, within twenty (20) days after the filing thereof, at the sole cost and expense of Tenant.
125486.11-Los AngelesS2A

     19.2. Should Tenant fail to discharge any lien of the nature described in Section 19.1, Landlord may at Landlord’s election pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title and the cost thereof shall be immediately due from Tenant as Additional Rent.
     19.3. In no event may Tenant allow any mortgage, deed of trust, financing statement, encumbrance, lease, hypothecation or any lien to encumber any of the Tenant Improvements, without Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that Tenant provides Landlord evidence satisfactory to Landlord, in Landlord’s sole discretion, that any such lien is not applicable to Landlord’s interest in the Building, the Land nor to the Tenant Improvements.
     19.4. In the event Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement executed by Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Demised Premises. In no event shall the address of the Building be furnished on the statement without qualifying language as to applicability of the lien only to removable personal property, located in an identified suite held by Tenant. Should any holder of a Financing Statement executed by Tenant record or place of record a Financing Statement which appears to constitute a lien against any interest of Landlord or against equipment which may be located other than within the Demised Premises, Tenant shall within ten (10) days after filing such Financing Statement (i) cause a copy of the Security Agreement or other documents to which Financing Statement pertains to be furnished to Landlord to facilitate Landlord’s being in a position to show such lien is not applicable to Landlord’s interest nor to any of the Tenant Improvements, and (ii) cause Tenant’s lender to amend any documents of record so as to clarify that such lien is not applicable to any interest of Landlord in the Building, the Land nor any interest of Tenant in any of the Tenant Improvements.
     19.5. Landlord shall subordinate its landlord’s lien to any encumbrance which is expressly permitted by Section 19.4.
20. Indemnification and Exculpation
     20.1. Tenant hereby indemnifies and agrees to defend and save Landlord harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements), for injury or death to person or injury to property occurring within or about the Demised Premises, arising directly or indirectly out of Tenant’s, it’s employees, agents or guests use or occupancy of the Demised Premises or a breach or default by Tenant in the
125486.11-Los AngelesS2A

performance of any of its obligations hereunder, unless caused solely by the willful act or gross negligence of the Landlord.
     20.2. Landlord shall not be liable to Tenant and Tenant assumes all risk of damage to personal property or scientific research, including loss of records kept within the Demised Premises if the cause of such damage is of a nature which, if Tenant had elected to maintain fire and theft insurance with extended coverage and business records endorsement available on a commercially reasonable basis, would be a loss subject to settlement by the insurance carrier, including, but not limited to, damage or losses caused by fire, electrical malfunctions, gas explosion, and water damage of any type, including, but not limited to, broken water lines, malfunction of fire sprinkler system, roof leakage or stoppages of lines, unless and except if such loss is due to Landlord’s willful misconduct or the willful disregard of Landlord after written notice by Tenant of need for a repair which Landlord is responsible to make for an unreasonable period of time. Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property including any loss of records.
     20.3. Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Building or of any other third party.
     20.4. Security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts. Tenant acknowledges and agrees that Landlord shall not be liable for injuries or losses caused by criminal acts of third parties and the risk that any security device or service may malfunction or otherwise be circumvented by a criminal is assumed by Tenant. Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.
21. Insurance - Waiver of Subrogation
     21.1. Landlord, as part of Operating Expenses, shall carry insurance upon the Building (including the Tenant Improvements), in an amount equal to full replacement cost (exclusive of the costs of excavation, foundations, and footings, and without reference to depreciation taken by Landlord upon its books or tax returns) or such lesser coverage as Landlord may elect provided such coverage is not less than ninety percent (90%) of such full replacement cost or, if higher, the amount of such insurance Landlord’s mortgage lender requires Landlord to maintain, providing protection against any peril generally included within the classification “Fire and Extended Coverage” together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief. Landlord, subject to availability thereof and, as part of Operating Expenses, shall further insure as Landlord deems appropriate coverage against flood, environmental hazard and earthquake, loss or failure of building equipment, rental loss during the period of repair or rebuild, workmen’s compensation insurance and fidelity bonds for employees employed to perform services. Notwithstanding the foregoing, Landlord may, but shall not be deemed required to, provide insurance as to any
125486.11-Los AngelesS2A

improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not such are made a part of the Building.
     21.2. Landlord, as part of Operating Expenses, shall further carry public liability insurance with a single loss limit of not less than Two Million Dollars ($2,000,000.00) for death or bodily injury, or property damage with respect to the Building and all Tenant Improvements.
     21.3. Tenant at its own cost shall procure and continue in effect from the Term Commencement Date and continuing throughout the Term (and occupancy by Tenant, if any, after the expiration or earlier termination of this Lease) comprehensive public liability insurance with limits of not less than Two Million Dollars ($2,000,000.00) per occurrence for death or bodily injury and not less than Two Million Dollars ($2,000,000.00) for property damage with respect to the Demised Premises.
     21.4. The aforesaid insurance required of Tenant shall name Landlord, its officers, employees and agents, as an additional insured. Said insurance shall be with companies having a rating of not less than policyholder rating of A and financial category rating of at least Class XII in “Best’s Insurance Guide.” Tenant shall obtain for Landlord from the insurance companies or cause the insurance companies to furnish certificates of coverage to Landlord. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days prior written notice to Landlord from the insurer. All such policies shall be written as primary policies, not contributing with and not in excess of the coverage which Landlord may carry. Tenant’s policy may be a “blanket policy” which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with renewals or binders. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and at its cost to be paid as Additional Rent.
     21.5. Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment, and leasehold improvements, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom relative to such damage all as more particularly heretofore set forth within this Lease. Tenant at Tenant’s cost shall carry such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant or business interruption.
     21.6. In each instance where insurance is to name Landlord as additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord as additional insured to (i) any lender of Landlord holding a security interest in the Building or the Land, and/or (ii) the landlord under any lease wherein Landlord is tenant of the real property whereupon the Building is located if the interest of Landlord is or
125486.11-Los AngelesS2A

shall become that of a tenant under a ground lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord to manage the Building.
     21.7. Landlord and Tenant each hereby waive any and all rights of recovery against the other or against the officers, directors, employees, agents, and representatives of the other, on account of loss or damage occasioned to such waiving party or its property or the property of others under its control to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy which either may have in force at the time of such loss or damage. Such waivers shall continue as long as their respective insurers so permit. Any termination of such a waiver shall be by written notice of circumstances as hereinafter set forth. Landlord and Tenant, upon obtaining the policies of insurance required or permitted under this Lease, shall give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, the party seeking such policy shall notify the other thereof, and the latter shall have ten (10) days thereafter to either (i) procure such insurance with companies reasonably satisfactory to the other party or (ii) agree to pay such additional premium (in the Tenant’s case, in the proportion which the area of the Demised Premises bears to the insured area). If neither (i) nor (ii) are done, this Section 21.7 shall have no effect during such time as such policies shall not be obtainable or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium. If such policies shall at any time be unobtainable, but shall be subsequently obtainable, neither party shall be subsequently liable for a failure to obtain such insurance until a reasonable time after notification thereof by the other party. If the release of either Landlord or Tenant, as set forth in the first sentence of this Section 21.7 shall contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released but shall be secondary to the other’s insurer.
     21.8. Landlord may require insurance policy limits to be raised to conform with (a) the requirements of Landlord’s lender and/or (b) the coverage limits then being required of new tenants within the Building.
22. Damage or Destruction
     22.1. Except as provided in Sections 22.6 and 22.8 hereof, in the event of a partial destruction of the Building by fire or other perils covered by extended coverage insurance, not exceeding twenty-five percent (25%) of the full insurable value thereof, and if the damage thereto is such that the Building may be repaired, reconstructed or restored within a period of six (6) months from the date of the happening of such casualty and Landlord will receive insurance proceeds sufficient to cover the cost of such repairs (except for any deductible amount provided by Landlord’s policy, which deductible amount if paid by Landlord shall be an Operating Expense), Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration and this Lease shall continue in full force and effect.

     22.2. In the event of any damage to or destruction of the Building, other than as provided in Section 22.1, Landlord may elect to repair, reconstruct and restore the Building, in which case this Lease shall continue in full force and effect. If Landlord elects not to repair then this Lease shall terminate as of the date of destruction.
     22.3. Landlord shall give written notice to Tenant of its election not to repair, reconstruct or restore the Building within the sixty (60) day period following the date of damage or destruction.
     22.4. Upon any termination of this Lease under any of the provisions of this Article, the parties shall be released thereby without further obligation to the other from the date possession of the Demised Premises is surrendered to the Landlord except for items which have theretofore occurred.
     22.5. In the event of repair, reconstruction and restoration as herein provided, the rental provided to be paid under this Lease shall be abated proportionately based on the extent to which Tenant’s use of the Demised Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair, which in Tenant’s reasonable opinion is suitable for the temporary conduct of Tenant’s business.
     22.6. Notwithstanding anything to the contrary contained in this Article, should Landlord be delayed or prevented from completing the repair or restoration of the damage to the Demised Premises after the occurrence of such damage or destruction by reason of acts of God or war, governmental restrictions, inability to procure the necessary labor or materials, strikes, or other uses beyond the control of Landlord, the time for Landlord to commence or complete repairs shall be extended, provided, at the election of Landlord, Landlord shall be relieved of its obligation to make such repairs or restoration and Tenant shall be released from its obligation under this Lease as of the end of eight (8) months from date of destruction, if repairs required to provide Tenant use of the Demised Premises are not then substantially complete.
     22.7. If Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall be obligated to make repairs or restoration only of those portions of the Building and the Demised Premises which were originally provided at Landlord’s expense, including the Tenant Improvements; the repair and restoration of items (other than the Tenant Improvements) not provided at Landlord’s expense shall be the obligation of Tenant. In the event Tenant elected to upgrade certain improvements from the standard normally provided by Landlord, Landlord shall, upon the need for replacement due to an insured loss, provide only the standard Landlord improvements unless Tenant shall elect to again upgrade and pay any additional cost of such upgrades, except to such extent as insurance proceeds which, if received, the excess proceeds are adequate to provide such upgrades, in addition to providing for basic reconstruction and standard improvements.

     22.8. Notwithstanding anything to the contrary contained in this Article, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Demised Premises when the damage resulting from any casualty covered under this Article occurs during the last twenty-four (24) months of the Term, or to the extent that insurance proceeds are not available therefor.
     22.9. Notwithstanding anything to the contrary contained in this Article, in the event Landlord makes the determination that the repair or restoration of the damage to the Demised Premises resulting from a casualty covered by this Article, shall take in excess of fifteen (15) months from the date of such damage to complete, within ten (10) days after Landlord has notified Tenant of its determination and prior to the commencement of any such repairs of the damages, Tenant shall have the right to terminate this Lease upon not less than thirty (30) days prior written notice to Landlord.
23. Eminent Domain
     23.1. In the event the whole of the Demised Premises, or such part thereof as shall substantially interfere with the Tenant’s use and occupancy thereof, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to said authority.
     23.2. In the event of a partial taking of the Building or of drives, walkways, and parking areas serving the Building for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then without regard as to whether any portion of the Demised Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease as of such taking if such taking is, in the sole opinion of Landlord, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of office rentals or laboratory space.
     23.3. Tenant shall be entitled to any award which is specifically awarded as compensation for the taking of Tenant’s personal property, which was installed at Tenant’s expense and for costs of Tenant moving to a new location. Except as before set forth, any award for such taking shall belong to Landlord.
     23.4. If, upon any taking of the nature described in this Article 23, this Lease continues in effect, the Landlord shall promptly proceed to restore the Demised Premises and the Building to substantially their same condition prior to such partial taking. To the extent such restoration is feasible, as determined by Landlord in its reasonable discretion, the Rent shall be abated proportionately based upon the extent to which Tenant’s use of the Demised
125486.11-Los AngelesS2A

Premises has decreased on the basis of the percentage of the rental value of the Demised Premises after such taking and the rental value of the Demised Premises prior to such taking.
24. Defaults and Remedies
     24.1. Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Demised Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within five (5) days after the date such payment is due, Tenant shall pay to Landlord an additional sum of six percent (6%) of the overdue Rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest from the 5th day after date due until paid at the lesser of (i) twelve percent (12%) per annum or (ii) the maximum rate permitted by law.
     24.2. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided. If at any time a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord, Tenant shall have the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for recovery of the payment paid under protest.
     24.3. If Tenant fails to pay any sum of money required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, Landlord may, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated to, make such payment or perform such act. Landlord shall provide Tenant with written notice within a reasonable period of time in advance of the date on which Landlord intends to make such payment or perform such act. All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to twelve percent (12%) per annum or highest rate permitted by law, whichever is less, shall be payable to Landlord on demand as Additional Rent.
     24.4. The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:
          24.4.1 The abandonment or vacation of the Demised Premises by Tenant;

          24.4.2 The failure by Tenant to make any payment of Rent or Additional Rent within 5 days after same shall be due;
          24.4.3 The failure by Tenant to observe or perform any obligation or covenant contained herein (other than described in Section 24.4.1 and 24.4.2) to be performed by Tenant, where such failure shall continue for a period of fifteen (15) days after written notice thereof from Landlord to Tenant. Such notice shall be in lieu of, and not in addition to, any notice required under any applicable law; provided that if the nature of Tenant’s default is such that it reasonably requires more than fifteen (15) days to cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said fifteen (15) day period and thereafter diligently prosecute the same to completion, provided, however, that such cure is completed no later than forty-five (45) days from the date of written notice;
          24.4.4 Tenant makes a general assignment for the benefit of creditors;
          24.4.5 A receiver, trustee or custodian is appointed to, or does, take title, possession or control of all, or substantially all, of Tenant’s assets which is not dismissed within 90 days;
          24.4.6 Tenant files a voluntary petition under the Bankruptcy Code (or any similar law) or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code which is not dismissed within 90 days;
          24.4.7 Any involuntary petition if filed against the Tenant under any chapter of the Bankruptcy Code and is not dismissed or bonded against to Landlord’s reasonable satisfaction or as may be required by law within ninety (90) days; or
          24.4.8 Tenant’s interest in this Lease is attached, executed upon, or otherwise judicially seized and such action is not released or bonded against to Landlord’s reasonable satisfaction or as may be required by law within ninety (90) days of the action.
     Notices given under this Section 24.4 shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Demised Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.
     24.5. In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have, Landlord shall be entitled to terminate Tenant’s right to possession of the Demised Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Demised Premises to Landlord. In such event,
125486.11-Los AngelesS2A

Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of Tenant. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including:
          24.5.1 The worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus
          24.5.2 The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds that portion of such rental loss which Tenant proves could have been reasonably avoided; plus
          24.5.3 The worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds that portion of such rental loss which Tenant proves could have been reasonably avoided; plus
          24.5.4 Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligation under the Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to, the cost of restoring the Demised Premises to the condition required under the terms of this Lease, leasing commissions, advertising and any other costs of re-letting; plus
          24.5.5 At the Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.
As used in Sections 24.5.1 and 24.5.2 above, “worth at the time of award” shall be computed by allowing interest at the rate specified in Section 24.1. As used in Section 24.5.3 above, the “worth at the time of the award” shall be computed by taking the present value of such amount, by using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus six (6) percentage points.
     24.6. If Landlord does not elect to terminate this Lease as provided in this Section, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damage to which Landlord is entitled.
     24.7. In the event Landlord elects to terminate this Lease and relet the Demised Premises, it may execute any new lease in its own name. Tenant hereunder shall have no right or authority whatsoever to collect any Rent from such tenant except as provided below. The proceeds of any such reletting shall be applied as follows:
125486.11-Los AngelesS2A

          First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including, but not limited to, storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;
          Second, to the payment of the costs and expenses of reletting the Demised Premises, including alterations and repairs which Landlord deems reasonably necessary and advisable and reasonable attorneys’ fees, charges and disbursements incurred by Landlord in connection with the retaking of the Demised Premises and such reletting;
          Third, to the payment of Rent and other charges due and unpaid hereunder; and
          Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.
     24.8. All rights, options, and remedies of Landlord contained in this Lease shall be construed and held to be nonexclusive and cumulative. Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver.
     24.9. Termination of this Lease or Tenant’s right to possession by Landlord shall not relieve Tenant from any liability to Landlord which has theretofore accrued or shall arise based upon events which occurred prior to the last to occur of (i) the date of Lease termination or (ii) the date possession of Demised Premises is surrendered.
     24.10. Except as may otherwise be provided in this Lease, Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure to continue be for more than thirty (30) days after written notice by Tenant specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.
     24.11. In the event of any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee or a mortgage covering the Demised Premises and to any landlord of any lease of any building in which Demised Premises is located whose name and address shall have been furnished to Tenant in writing, and Tenant shall offer such beneficiary, mortgagee and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Building by power of sale or a judicial action if such should prove necessary to effect a cure, provided the
125486.11-Los AngelesS2A

Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices.
25. Assignment or Subletting
     25.1. Except as hereinafter provided, Tenant shall not, either voluntarily or by operation of law, directly or indirectly, sell, hypothecate, assign, pledge, encumber or otherwise transfer this Lease, or sublet the Demised Premises or any part thereof, or permit or suffer the Demised Premises or any part thereof to be used or occupied as work space, storage space, mailing privileges, concession or otherwise by anyone other than Tenant or Tenant’s employees, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant may sublease up to twenty percent (20%) of the useable square footage of the Demised Premises to third parties collaborating or consulting with Tenant; provided that Tenant notify Landlord in writing of such subleases prior to the commencement of such subleases.
     25.2. If Tenant is a corporation, the shares of which are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or series of transfers whereby twenty-five percent (25%) or more of the issued and outstanding shares of such corporation are, or the voting control is, transferred (but excepting transfers upon deaths of individual shareholders) from a person or persons or entity or entities which were owners thereof at time of execution of this Lease shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in Section 25.1 above.
     25.3. If Tenant desires to assign this Lease to any entity into which Tenant is merged, with which Tenant is consolidated, or which acquires all or substantially all of the assets of Tenant, provided that the assignee first executes., acknowledges and delivers to Landlord an agreement whereby the assignee agrees to be bound by all of the covenants and agreements in this Lease and that the assignee has a net worth (determined in accordance with generally accepted accounting principles consistently applied) immediately after such assignment which is at least equal to the net worth (as so determined) of Tenant immediately prior to the assignment, then Landlord, upon receipt of proof of foregoing shall, consent to such assignment.
     25.4. In the event Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Demised Premises, then at least forty-five (45) days, but not more than ninety (90) days, prior to the date when Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing information (including references) concerning the character of the proposed assignee or sublessee, the Assignment Date, any ownership or commercial relationship between Tenant and the proposed assignee or sublessee, and the consideration and all other material terms and conditions of the proposed assignment or sublease along with such other information as Landlord may reasonably require, all in such detail as Landlord shall
125486.11-Los AngelesS2A

reasonably require. Tenant shall also reimburse Landlord for Landlord’s reasonable attorneys fees and other actual out-of-pocket costs paid by Landlord in reviewing Tenant’s request for such assignment or sublease.
     25.5. Landlord in making its determination as to whether consent should be given to a proposed assignment or sublease, may give consideration to the financial strength of such successor (notwithstanding the assignor remaining liable for Tenant’s performance), any change in use which such successor proposes to make in use of Demised Premises. In no event shall Landlord be deemed to be unreasonable for declining to consent to transfer to a successor of poor reputation, lacking financial qualifications, or seeking change in use.
     25.6. As conditions precedent to Landlord considering a request by Tenant to Tenant’s transfer of rights or subletting of the Demises Premises, Landlord may require any or all of the following:
     25.6.1 Tenant shall remain fully liable under this Lease during the unexpired Term;
     25.6.2 Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord respecting the relevant business experience and financial responsibility and status of the third party concerned;
     25.6.3 Tenant shall reimburse Landlord for Landlord’s actual out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees, charges and disbursements incurred in connection with the review, processing and documentation of such request;
          25.6.4 If Tenant’s transfer of rights or subletting of the Demised Premises provides for the receipt by, on behalf or on account of Tenant of any consideration of any kind whatsoever (including, but not by way of limitation, a premium rental for a sublease or lump sum payment for an assignment) in excess of (a) the Rent and Additional Rent under this Lease and (b) any costs of subleasing such space, including, but not limited to, brokers’ commissions and tenant improvement costs paid by Tenant (amortized over the remaining Term of the Lease), Tenant shall pay fifty percent (50%) of said excess to Landlord. If said consideration consists of cash paid to Tenant, said payment to Landlord shall be made upon receipt by Tenant of said cash payment;
          25.6.5 Written agreement from any third party concerned that in the event Landlord gives such third party notice that Tenant is in default under this Lease, such third party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability on Landlord except to credit such payment against those due under the Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason;
125486.11-Los AngelesS2A

provided, however, that in no event shall Landlord or its successors or assigns be obligated to accept such attornment;
          25.6.6 Any such transfer and consent shall be effected on forms reasonably approved by Landlord as to form and substance;
          25.6.7 Tenant shall not then be in default hereunder in any respect;
          25.6.8 Such third party’s proposed use of the Demised Premises shall be the same as Tenant’s permitted use in Section 2.1.9;
          25.6.9 Landlord shall not be bound by any provision of any agreement pertaining to Tenant’s transfer of rights or subletting of the Demised Premises;
          25.6.10 Any agreement pertaining to Tenant’s transfer of this Lease or subletting of any portion of the Demised Premises shall be in a form reasonably acceptable to Landlord in Landlord’s reasonable discretion (which shall be deemed to include the determination by Landlord’s REIT advisor that any such agreement may interfere with compliance by Landlord of its obligations as a real estate investment trust), and any such agreement shall not be modified or amended without Landlord’s prior written consent, which may not be unreasonably withheld or delayed;
          25.6.11 Tenant shall deliver to Landlord one original executed copy of any and all written instruments evidencing or relating to Tenant’s transfer of rights or subletting of the Demised Premises; and
          25.6.12 A list of Hazardous Materials, certified by the proposed sublessee to be true and correct, which the proposed sublessee intends to use or store in the Demised Premises. Additionally, Tenant shall deliver to Landlord, on or before the date any proposed sublessee takes occupancy of the Demised Premises, all of the items relating to Hazardous Materials of such proposed sublessee.
     25.7. Any sale, assignment, hypothecation or transfer of this Lease or subletting of the Demised Premises that is not in compliance with the provisions of this Article 25 shall be void and shall, at the option of Landlord, terminate this Lease.
     25.8. The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or sublessee of the Demised Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under the Lease.
     25.9. Notwithstanding any subletting or assignment, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due, or to become due hereunder,
125486.11-Los AngelesS2A

and for the full performance of all other terms, conditions, and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Demised Premises.
     25.10. [Intentionally Omitted]
     25.11. If Tenant shall sublet the Demised Premises or any part, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any subletting of all or a part of the Demised Premises and Landlord as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of an act of default by Tenant, Tenant shall have the right to collect such rent.
26. Attorneys’ Fees and Costs
     26.1. Tenant shall be responsible for (i) all of Tenant’s legal and related costs and fees in connection with this Lease, and (ii) all of Landlord’s reasonable legal and related costs and fees if Landlord is required to consult an attorney regarding the enforcement of this Lease.
     26.2. If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the non-prevailing party reasonable attorneys’ fees, charges and disbursements and costs of suit.
27. Bankruptcy
     27.1. In the event a debtor, trustee, or debtor in possession under the Bankruptcy Code, or other person with similar rights, duties and powers under any other law, proposes to cure any default under this Lease or to assume or assign this Lease, and is obliged to provide adequate assurance to Landlord that (i) a default will be cured, (ii) Landlord will be compensated for its damages arising from any breach of this Lease, or (iii) future performance under this Lease will occur, then adequate assurance shall include any or all of the following, as designated by Landlord:
          27.1.1 Those acts specified in the Bankruptcy Code or other law as included within the meaning of adequate assurance, even if this Lease does not concern a shopping center or other facility described in such laws;
          27.1.2 A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;
125486.11-Los AngelesS2A

          27.1.3 A cash deposit in an amount at least equal to the Security Deposit as referenced in 2.1.8 originally required at time of execution of this Lease.
          27.1.4 The assumption or assignment of all of Tenant’s interest and obligations under this Lease.
28. Estoppel Certificate
     Tenant or Landlord shall within fifteen (15) days of written notice from Landlord or Tenant, as the case may be, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit “G” with the blanks filled in, and on any other form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advanced, if any, (ii) acknowledging that there are not, to such party’s knowledge, any uncured defaults on the part of Landlord or Tenant, as the case may be, hereunder, or specifying such defaults if any are claimed and (iii) setting forth such further information with respect to this Lease or the Demised Premises as may be reasonably requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Demised Premises are a part. Either party’s failure to deliver such statement within such time shall, at the option of the other party, constitute a Default under this Lease, and, in any event, shall be conclusive upon Tenant or Landlord, as the case may be, that the Lease is in full force and effect and without modification except as may be represented by such party in any certificate delivered to the other party for execution.
29. Intentionally Omitted
30. Definition of Landlord; Limitation of Landlord’s Liability
     30.1. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only Landlord or the successor-in-interest of Landlord under this Lease at the time in question. In the event of any transfer, assignment or the conveyance of Landlord’s fee title or leasehold interest, the landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from, and after the date of such transfer, assignment or conveyance, of all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee of such title or leasehold shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord hereunder during its ownership or ground lease of the Demised Premises. Landlord may transfer its interest in the Demised Premises or this Lease without the consent of Tenant and such transfer or subsequent
125486.11-Los AngelesS2A

transfer shall not be deemed a violation on the part of Landlord or the then grantor of any of the terms or conditions of this Lease.
     30.2. If Landlord is in default of this Lease, and as a consequence, Tenant recovers a money judgment against Landlord, the judgment shall be satisfied only out of the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Building, and out of rent or other income from such real property receivable by Landlord or out of the consideration received by Landlord from the sale, financing, refinancing, or other disposition of all or any part of Landlord’s right, title, and interest in the Building.
     30.3. Landlord shall not be personally liable for any deficiency. If Landlord is a partnership, limited liability company or joint venture, the members of such limited liability company or the partners of such partnership shall not be personally liable and no member or partner of Landlord shall be sued or named as a party in any suit or action or service of process be made against any partner of Landlord except as may be necessary to secure jurisdiction of the partnership, limited liability company or joint venture. If Landlord is a corporation, the shareholders, directors, officers, employees, and/or agents of such corporation shall not be personally liable and no shareholder, director, officer, employee or agent of Landlord shall be sued or named as a party in any suit or action or service of process made against any shareholder, director, officer, employee or agent of Landlord. No partner, member shareholder, director, employee, or agent of Landlord shall be required to answer or otherwise plead to any service of process and no judgment will be taken or writ of execution levied against any partner, member, shareholder, director, employee or agent of Landlord.
     30.4. Each of the covenants and agreements of this Article 30 shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by statute or by common law and shall survive the termination of this Lease.
31. Project Control by Landlord
     31.1. Subject to Sections 2.1.9 and 10, Landlord reserves full control over the Building to the extent not inconsistent with Tenant’s enjoyment of the Demised Premises under the terms of this Lease. This reservation includes but is not limited to right of Landlord to expand the Building into a larger project, subdivide the real property upon which the Building is located, convert the Building to condominium units, the right to grant easements and licenses to others and the right to maintain or establish ownership of the Building separate from fee title to the Land.
     31.2. Landlord further reserves the right to combine the Building with any other project in the area of the Building and owned by Landlord or its affiliates.
125486.11-Los AngelesS2A

     31.3. Tenant shall, should Landlord so request, promptly join with Landlord in execution of such documents as may be reasonably appropriate to assist Landlord to implement any such action, provided that Tenant need not execute any document which is of nature wherein liability is created or increased in Tenant or, if by reason of the terms of such document, Tenant will be deprived of the quiet enjoyment and use of the Demised Premises as granted by this Lease.
     31.4. Landlord may, at any and all reasonable times during non-business hours (or during business hours if Tenant so requests), and upon reasonable advance notice of not less than 24 hours (provided that no time restrictions shall apply or advance notice need be given if an emergency necessitates an immediate entry), enter the Demised Premises to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) supply any service Landlord is required to provide hereunder, (c) show the Demised Premises to prospective lenders, insurers, investors, purchasers or, during the last 9 months of the Term, tenants, (d) post notices of nonresponsibility, (e) access the telephone equipment, electrical substation and fire risers, and (f) alter, improve or repair any portion of the Building other than the Demised Premises, but for which access to the Demised Premises is necessary. In connection with any such alteration, improvement or repair, Landlord may erect in the Demised Premises or elsewhere in the Building scaffolding and other structures reasonably required for the work to be performed. In no event shall Tenant’s Rent abate as a result of any such entry or work; provided, however, that all such work shall be done in such a manner as to cause as little interference to Tenant as reasonably possible. Landlord shall at all times retain a key with which to unlock all of the doors in the Demised Premises. If an emergency necessitates immediate access to the Demised Premises, Landlord may use whatever force is necessary to enter the Demised Premises and any such entry to the Demised Premises shall not constitute a forcible or unlawful entry to the Demised Premises, an unlawful detainer of the Demised Premises, or an eviction of Tenant from the Demised Premises, or any portion thereof.
32. Quiet Enjoyment
     So long as Tenant is not in default beyond any applicable notice and cure periods, Landlord covenants that Landlord or anyone acting through or under Landlord will not disturb Tenant’s occupancy of the Demised Premises except as permitted by the provisions of this Lease.
33. Quitclaim Deed
     Tenant shall execute and deliver to Landlord on the expiration or termination of this Lease, immediately on Landlord’s request, in recordable form, a quitclaim deed to the Demised Premises or such other documentation reasonably requested by Landlord evidencing termination of this Lease.
125486.11-Los AngelesS2A

34. Rules and Regulations
     Tenant shall faithfully observe and comply with the Rules and Regulations attached hereto as Exhibit “E” and all reasonable and nondiscriminatory modifications thereof and additions thereto from time to time put into effect by Landlord. To the extent Landlord enforces any of the Rules and Regulations, Landlord shall use its reasonable efforts to enforce the Rules and Regulations in a non-discriminatory fashion against all tenants of the Building, but shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or invitee thereof of any of said Rules and Regulations.
35. Subordination and Attornment
     35.1. Subject to Section 35.4, this Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against the Building and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination.
     35.2. Subject to Section 35.4, Tenant shall execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be reasonably required by Landlord. However, if any such mortgagee, beneficiary or Landlord under lease wherein Landlord is tenant so elects, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Demised Premises regardless of date and Tenant will execute a statement in writing to such effect at Landlord’s request. If Tenant fails to execute any document required from Tenant under this Section within ten (10) days after written request therefor, Tenant hereby constitutes and appoints Landlord or its special attorney-in-fact to execute and deliver any such document or documents in the name of Tenant. Such power is coupled with an interest and is irrevocable.
     35.3. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by the Landlord covering the Demised Premises, the Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease.
     35.4. Tenant’s subordination of this Lease shall be subject to receiving a commercially reasonable non-disturbance agreement (a “Non-Disturbance Agreement”) from such mortgagee, beneficiary or lessor which Non-Disturbance Agreement provides that Tenant’s possession of the Demised Premises, and this Lease, including any options to extend the term hereof, will remain in full force and effect, so long as Tenant is not in Default hereof, after any applicable grace and cure periods.
125486.11-Los AngelesS2A

36. Surrender
     36.1. No surrender of possession of any part of the Demised Premises shall release Tenant from any of its obligations hereunder unless accepted by Landlord.
     36.2. The voluntary or other surrender of this Lease by Tenant shall not work a merger, unless Landlord consents and shall, at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies.
     36.3. The voluntary or other surrender of any ground or underlying lease that now exists or may hereafter be executed affecting the Building, or a mutual cancellation, thereof, or of Landlord’s interest therein, shall not work a merger and shall, at the option of the successor of Landlord’s interest in the Building, operate as an assignment of this Lease.
     36.4. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Demised Premises to Landlord broom clean and free of debris; with all of the “Existing Tenant Fixtures” (defined below) in place, in good working order and repair, but with all of Tenant’s other personal property and effects removed therefrom; with all alterations, improvements and fixtures required by Landlord pursuant to this Lease to be removed from the Demised Premises (including any portion of the Existing Tenant Fixtures Landlord may designate) actually removed and all damage as a result of or caused by such removal repaired (all at the sole cost and expense of Tenant); and with all licenses, permits and similar items which restrict or affect the used of the Demised Premises released and fully terminated.
     36.5. As used in the Lease, “Existing Tenant Fixtures” means all of the personal property and fixtures listed on Exhibit “F” to this Lease.
37. Waiver and Modification
     No provision of this Lease may be modified, amended or added to except by an agreement in writing. The waiver by Landlord of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.
38. Waiver of Trial and Counterclaims
     THE PARTIES HERETO SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE DEMISED PREMISES, AND OR ANY CLAIM OF INJURY OR DAMAGE.
125486.11-Los AngelesS2A

39. Intentionally Omitted
40. Hazardous Materials
     40.1. Prohibition/Compliance. Subject to Section 40.2, Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept or used in or about the Demised Premises, the Building or the Land in violation of applicable law by Tenant, its agents, employees, contractors or invitees. If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials during the term of this Lease or any extension or renewal hereof or holding over hereunder results in the contamination of the Demised Premises, the Building, the Land or any adjacent property, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Demised Premises or any portion of the Building or Land, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Demised Premises or the Building, damages arising from any adverse impact on marketing of space in the Demised Premises or the Building, and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise during or after the Lease term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Materials present in the air, soil or ground water above on or under the Demised Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Demised Premises, the Building, the Land or any adjacent property, caused or permitted by Tenant results in any contamination of the Demised Premises, the Building, the Land or any adjacent property, Tenant shall promptly take all actions at its sole expense as are necessary to return the Demised Premises, the Building, the Land or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld, conditioned or delayed, so long as such actions would not potentially have any material adverse long-term or short-term effect on the Demised Premises, the Building or the Land; provided, however, that Tenant shall have no obligation to take any action with respect to any adjacent property until such time as a claim is made by a party in interest of any such adjacent property.
     40.2. Business. Landlord acknowledges that it is not the intent of this Article 40 to prohibit Tenant from operating its business as described in Section 2.1.9 above. Tenant may operate its business according to the custom of the industry so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all applicable governmental requirements. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Term Commencement Date a list identifying each type of Hazardous Materials to
125486.11-Los AngelesS2A

be present on the Demised Premises and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Materials on the Demised Premises (“Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List at least once a year and shall also deliver an updated list before any new Hazardous Materials is brought onto the Demised Premises. Tenant shall deliver to Landlord true and correct copies of the following documents (the “Documents”) relating to the handling, storage, disposal and emission of Hazardous Materials prior to the Term Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a governmental agency: permits; approvals; reports and correspondence; storage and management plans, notice of violations of any laws; plans relating to the installation of any storage tanks to be installed in or under Building or the Land (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local governmental agencies and authorities for any storage tanks installed in, on or under the Building or the Land for the closure of any such tanks. Tenant is not required, however, to provide Landlord with any portion(s) of the Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors. At the written request of Landlord, Tenant agrees that it shall enter into a written agreement with other tenants at the Building concerning the equitable allocation of fire control areas (as defined in the Uniform Building Code, and adopted by the City of Gaithersburg (“UBC”)) within the Building for the storage of Hazardous Materials. In the event that Tenant’s use of Hazardous Materials is such that it utilizes fire control areas in the Building in excess of Tenant’s Pro Rata Share of the Building as set forth in Section 2.1.6 above, Tenant agrees that it shall, at its own expense, and upon the written request of Landlord, establish and maintain a separate area of the Demised Premises classified by the UBC as an “H” occupancy area, for the use and storage of Hazardous Materials, or take such other action so that its share of the fire control areas of the Building is not greater than Tenant’s Pro Rata Share of the Building.
     40.3. Termination of Lease/Withholding Approval of Assignment or Sublease. Notwithstanding the provisions of Section 40.1 above, if Tenant or any existing sublessee of Tenant, with respect to the Demised Premises or the Building, or any proposed assignee or sublessee, with respect to the Demised Premises, is subject to an uncured enforcement order issued by any governmental authority in connection with the use, disposal or storage of Hazardous Materials, Landlord shall have the right, with respect to any such matter involving Tenant or an existing sublessee of Tenant, to terminate this Lease in Landlord’s sole and absolute discretion, and, with respect to any such matter involving a proposed assignee or sublessee, it shall not be unreasonable for Landlord to withhold its consent to any proposed assignment or subletting. Notwithstanding the foregoing, after the first occurrence of any event with respect to Tenant or any existing sublessee of Tenant described above (a “Termination Event”), Landlord
125486.11-Los AngelesS2A

hall deliver written notice to Tenant, and such sublessee, if applicable, of the occurrence of such event and Tenant shall have thirty (30) days after receipt of such notice to cure, or cause to be cured, the condition causing such Termination Event. After the expiration of such thirty (30) day period, or upon the occurrence of any subsequent Termination Event, Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion.
     40.4. Testing. At any time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct appropriate tests of the Demised Premises, the Building or the Land to demonstrate that contamination has occurred as a result of Tenant’s use of the Demised Premises. In the event such test determines that any contamination exists in, on or around the Demised Premises, the Building or the Land as a result of Tenant’s actions, Tenant shall pay for the cost of the tests of the Demised Premises.
     40.5. Testing of Expansion Space. Prior to delivery of possession of the Expansion Space to Tenant, Landlord shall retain a qualified contractor to perform an inspection of the Expansion Space to determine whether any Hazardous Materials exist within the Expansion Space. The cost of such contractor to perform the inspection shall be shared equally by Landlord and Tenant. Landlord shall deliver possession of the Expansion Space to Tenant free of any Hazardous Materials identified by such contractor.
     40.6. Underground Tanks. If underground or other storage tanks storing Hazardous Materials are located on the Demised Premises or are hereafter placed on the Demised Premises by any party, Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the applicable federal, state, and local rules, regulations, laws, statues, ordinances relating to Hazardous Materials in Maryland, as they now exist or may hereafter be adopted or amended.
     40.7. Tenant’s Obligations. Tenant’s obligations under this Article 40 with respect to contamination caused by Tenant during the Term shall survive the expiration or earlier termination of the Lease. During any period of time employed by Tenant or Landlord after the termination of this Lease to complete the removal from the Demised Premises of any such Hazardous Materials and the release and termination of any licenses or permits restricting the use of the Demised Premises, Tenant shall continue to pay the full Rent in accordance with this Lease, which Rent shall be prorated daily.
     40.8. Definition of “Hazardous Materials.” As used herein, the term “Hazardous Materials” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of Maryland or the United States government and includes, without limitation, any material or substance which is (i) defined as a “hazardous waste, ” “extremely hazardous waste” or “restricted hazardous waste” under any applicable law, (ii) defined as a “hazardous substance” under any applicable law, (iii) defined as a “hazardous material,” “hazardous substance” or “hazardous waste” under Maryland
125486.11-Los AngelesS2A

Environmental Code Ann., Title 7, Subtitle 2 (1993), as amended with regulations promulgated thereunder and defined as “oil” under Maryland Environment Code Ann., Section 4-401(g) (1993), (v) petroleum, (vi) asbestos, (vii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), (viii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conversation and Recovery Act, 42 U.S.C. Section 6901, et. seq. (42 U.S.C. Section 6903), or (ix) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq. (42 U.S.C. Section 9601). For purposes of this Lease, the term “Hazardous Materials” shall not be deemed to include substances and materials commonly used by tenants of commercial office space in compliance with all applicable laws. Nonetheless, Tenant shall only store reasonable quantities of such substances and materials and shall store, use and dispose of the same in compliance with all applicable laws and insurance and labeling requirements.
41. Right to Extend Term
     Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:
     41.1. Tenant shall have one (1) right (an “Extension Right”) to extend the term of this Lease for five (5) years (an “Extension Term”) on the same terms and conditions as the Lease. During the Extension Term, Basic Annual Rent shall be payable at the Renewal Rate (as defined below), but in no event less than the Basic Annual Rent payable on the date immediately preceding the commencement such Extension Term, as adjusted pursuant to Section 6 hereof. Basic Annual Rent shall be adjusted on the commencement of each Extension Term and on each one (1) year anniversary of the commencement such Extension Term in accordance with Section 6 above. As used herein, “Renewal Rate” shall mean the then existing Basic Annual Rent plus the then existing Improvement Rent, if applicable, adjusted upward in an amount equal to three percent (3.0%) of the then existing Basic Annual Rent plus the then existing Improvement Rent, if applicable.
     41.2. Extension Rights are personal to Antex Biologics Inc. and are not assignable separate and apart from this Lease.
     41.3. Extension Rights are conditional upon Tenant giving Landlord written notice of its election to exercise its Extension Right at least nine (9) months prior to the expiration of the initial term of the Lease.
     41.4. Notwithstanding anything set forth above to the contrary, Extension Rights shall not be in effect and Tenant may not exercise any of the Extension Rights:
125486.11-Los AngelesS2A

          41.4.1 during any period of time that Tenant is in default under any provision of this Lease which is monetary in nature; or
          41.4.2 if Tenant has been in default under any provision of this Lease three (3) or more times, whether or not the defaults are cured, during the twelve (12) month period immediately prior to the date that Tenant intends to exercise an Extension Rights.
     41.5. The Extension Rights shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Extension Right, if, after such exercise, but prior to the commencement date of an Extension Term, (1) Tenant fails to timely cure any default by Tenant under this Lease; or (2) Tenant has defaulted three (3) or more times during the period from the date of the exercise of an Extension Right to the date of the commencement of the Extension Term, whether or not such defaults are cured.
42. Tenant’s Right for Early Termination
     Tenant shall have a one-time right to terminate this Lease upon the following terms and conditions:
     42.1. Tenant must notify Landlord, in writing, no later than the date which is thirty-six (36) months after the Effective Date, of Tenant’s election (the “Termination Election”) to terminate this Lease.
     42.2. If Tenant makes the Termination Election, all of the following shall apply:
          (A) This Lease shall terminate on the date which is forty-eight (48) months after the Term Commencement Date;
          (B) Subject to exclusion under Section 42.3, Tenant shall pay to Landlord an amount equal to the sum of (a) the “Unamortized Allowance” (defined below) plus (b) the “Unamortized Brokers’ Fee” (defined below);
          (C) Landlord shall pay to Tenant the sum of One Hundred Seventy Thousand and Fifty Dollars ($170,050) as compensation for the Existing Tenant Fixtures. If Landlord elects to have Tenant remove any of the Existing Tenant Fixtures pursuant to Section 36.4, the Fixture Payment shall be reduced by the amount indicated on Exhibit “F” as the “Value” of such item being removed.
     42.3. If Tenant makes the Termination Election and relocates to a building of not less than 35,000 rentable square feet owned by Landlord or an affiliate of Landlord, Tenant shall not be obligated to pay the Unamortized Allowance nor the Unamortized Brokers’ Fee.

     42.4. As used in this Lease, “Unamortized Allowance” means, as of a date of measurement, (a) the Additional Allowance that is actually paid by Landlord multiplied by (b) a fraction, the numerator of which is (i) the difference of 120 and the number of months from the Term Commencement Date to the Improvement Rent Commencement Date minus (ii) the number of full calendar months that have elapsed since the Improvement Rent Commencement Date, and the denominator of which is 120. As used in this Lease, “Unamortized Brokers’ Fee” means the sum of One Hundred Thirty-nine Thousand Four Hundred Fifty-four and 59/100 Dollars ($139,454.59) multiplied by a fraction, the numerator of which is (i) 120 minus (ii) the number of full calendar months that have elapsed since the Term Commencement Date, and the denominator of which is 120.
43. Miscellaneous
     43.1. Terms and Headings. Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.
     43.2. Examination of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.
     43.3. Time. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.
     43.4. Covenants and Conditions. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.
     43.5. Consents. Whenever consent or approval of either party is required, that party shall not unreasonably withhold such consent or approval, except as may be expressly set forth to the contrary.
     43.6. Entire Agreement. The terms of this Lease are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement. The Basic Lease Provisions, General Provisions, Work Letter, and Exhibits all constitute a single document and are incorporated herein.
     43.7. Severability. Any provision of this Lease which shall prove to be invalid, void, or illegal in no way affects, impairs or invalidates any other provision hereof, and such other provisions shall remain in full force and effect.

     43.8. Recording. Landlord may, but shall not be obligated to, record a short form memorandum hereof without the consent of Tenant. Neither party shall record this Lease.
     43.9. Impartial Construction. The language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.
     43.10. Inurement. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators, successors, assigns, sublessees, or any person who may come into possession of said Demised Premises or any part thereof in any manner whatsoever. Nothing in this Section 43.10 contained shall in any way alter the provisions against assignment or subletting in this Lease provided.
     43.11. Notices. Any notice, consent, demand, bill, statement, or other communication required or permitted to be given hereunder must be in writing and may be given by personal delivery or reputable overnight courier, and if given by other means shall be deemed given when received, addressed to Tenant at the Demised Premises, or to Tenant or Landlord at the addresses shown in Sections 2.1.10 and 2.1.11 of the Basic Lease Provisions. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.
     43.12. Jurisdiction. This Lease has been negotiated and entered into in the State of Maryland and shall be governed by, construed and enforced in accordance with the laws of the State of Maryland, applied to contracts made in Maryland to be wholly performed in Maryland.
     43.13. Authority. That individual or those individuals signing this Lease guarantee, warrant and represent that said individual or individuals have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, joint venturers or other organizations and/or entities on whose behalf said individual or individuals have signed.
     43.14. Letters of Credit. In lieu of depositing cash for (i) the Tenant Excess Cost Deposit for purposes of Section 4.4, or (ii) the Security Deposit for purposes of Section 9.1, Tenant shall have the right, but not the obligation, to deliver to Landlord an unconditional, irrevocable standby letter of credit in the amount of the Tenant Excess Cost Deposit for purposes of this Section 4.4 and in the amount of the Security Deposit for purposes of Section 9.1 (either letter of credit shall be referred to as “Letter of Credit”), which Letter of Credit shall (u) be in a form reasonably acceptable to Landlord, (v) be issued by LC Bank              , and confirmed by Confirming Bank             , or such other financial institution selected by Tenant and reasonably acceptable to Landlord, (w) be for the benefit of Landlord, but shall be assignable by Landlord to any subsequent purchaser or encumbrancer of the Building, (x) be automatically renewable from
125486.11-Los AngelesS2A

year to year until the Tenant Improvements are substantially complete, in case of the Letter of Credit issued pursuant to Section 4.4, and from year to year throughout the term of the Lease in the case of the Letter of Credit issued in pursuant to Section 9.1, (y) be payable by draft sight in Pasadena, California, upon presentation of a certification signed by an officer of Landlord which states that a default under the Lease has occurred and has not been cured within any applicable cure period, and (z) be payable in the event such Letter of Credit is not renewed on or before the date which is thirty (30) days prior to its expiration.
     43.15. No Third-Party Rights. Except as may specifically set forth in this Lease, nothing in this Lease shall confer any right upon any other person or other entity other than the parties hereto and their successors and permitted assigns.
[INTENTIONALLY LEFT BLANK]
125486.11-Los AngelesS2A

     IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

Landlord:

ARE-QRS, CORP.,
a Maryland corporation

By:	/s/ Lynn Anne Shapiro

Name: Lynn Anne Shapiro
Its: General Counsel

Tenant:

ANTEX BIOLOGICS INC., a Delaware corporation

By:	/s/ Gregory C. Zalcarian

Name: Gregory C. Zalcarian
Its: Vice President + Chief Financial Officer
125486.11-Los AngelesS2A

FIRST AMENDMENT TO LEASE
     This First Amendment to Lease (the “First Amendment”) is made as of this 30th day of September, 2004, by and between ARE-QRS, CORP., a Maryland corporation, having an address at 135 North Los Robles Avenue, Suite 250, Pasadena, California 91101 (“Landlord”), and ANTEX BIOLOGICS INC., a Delaware corporation, having an address at 300 Professional Drive, Suite 100, Gaithersburg, Maryland 20879 (“Tenant”).
RECITALS
     A. Landlord and Tenant have entered into that certain Lease dated as of December 1, 1998 (the “Lease”), wherein Landlord leased to Tenant certain premises (the “Premises”) located at 300 Professional Drive, Gaithersburg, Maryland 20879 (the “Project”) and more particularly described in the Lease.
     B. Tenant desires to expand the Premises demised under the Lease by adding approximately 12,252 rentable square feet of the Project (the “Expansion Space”) as more particularly described on Exhibit A attached hereto and incorporated herein and Landlord is willing to lease the Expansion Space to Tenant on the terms and conditions herein set forth.
AGREEMENT
     Now, therefore, the parties hereto agree that the Lease is amended as follows:
1. Premises. Subject to the completion of the Renovations (as hereinafter defined), effective as of October 1, 2004 (the “Effective Date”) the Premises demised under the Lease are hereby expanded to include the Expansion Space; provided, however, that if the Renovations are not complete on or before October 1, 2004, the Effective Date shall be the date the Renovations are complete. The Renovations shall be deemed completed by the parties upon Landlord obtaining notice of substantial completion from the Tenant’s Authorized Representative, Gaudreau, Inc. From and after the Effective Date, the Basic Annual Rent payable under the Lease on the Expansion Space shall be $13,273 per month (or $13.00 per rentable square foot) (the “Expansion Space Base Rent”) and Tenant’s Pro Rata Share shall be increased to be 76.57%. Notwithstanding the foregoing, the Expansion Space Base Rent shall be abated for a period of three (3) months following the Effective Date. Additionally, it is understood and agreed that the Expansion Space Base Rent shall remain at $13.00 per rentable square foot through December 31, 2005. The Term of the Lease shall expire, unless terminated earlier pursuant to the Lease, on November 30, 2008.
2. Improvement of Expansion Space. Effective upon the execution and delivery of this First Amendment, Landlord shall provide Tenant a tenant improvement allowance (“TI Allowance”) of $4.00 per rentable square foot or $49,008 in the aggregate, which amount is included in Expansion Space Base Rent. The TI Allowance shall be applied against those costs and expenses to be incurred by Landlord in making those certain Tenant requested non-structural, normal and customary office renovations to the Expansion Space in accordance with this Paragraph 2 (collectively, the “Renovations”). Landlord and Tenant agree that the general contractor and any subcontractor for the Renovations shall be selected by Landlord. Prior to the commencement of the Renovations, Landlord shall prepare for Tenant’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed, (i) a schematic drawing and outline specifications detailing the Renovations (the “Renovation Specifications”), and a detailed breakdown of the costs of the Renovations (the “Budget”). Tenant shall respond

First Amendment to Antex Lease	Page - 2
to Landlord regarding its approval of the Renovations Specifications and Budget, within 10 business days of Tenant’s receipt thereof. Tenant recognizes and acknowledges that the TI Allowance shall not be used to reimburse Tenant for any cost of purchasing furniture, personal property or any non-Building System materials or equipment not incorporated into the Improvements unless otherwise agreed upon in advance by both parties. To the extent the costs of the Renovations exceed the TI Allowance, any such excess cost shall be the sole responsibility of Tenant and shall be paid to Landlord upon Tenant’s receipt of written demand for payment from Landlord.
3. Operating Expense Adjustment. Section 7.6 of the Lease is hereby amended by adding the following sentence to the end thereof:
For purposes of clarification, the adjustment, if any, made to Tenant’s Operating Expenses shall apply only to charges that are variable in direct proportion to occupancy within the Building, and not fixed charges.
4. Additional Rent for Alterations. Section 17.10 of the Lease shall not apply to the Renovations reference in Paragraph 2 of this First Amendment.
5. Workstation Purchase. Tenant hereby expressly recognizes and acknowledges that (i) the Expansion Space currently contains certain existing work stations (the “Work Stations”) which are the property of the neighboring tenant, Wisor Telecom Corporation, a Delaware corporation (“Wisor”); (ii) Landlord has no right in or to the Work Stations; and (iii) no right to the Work Stations is conveyed under this Lease Amendment. Tenant further acknowledges and agrees that it will engage in independent negotiations with Wisor regarding Tenant’s purchase of the Work Stations and that if Tenant is unsuccessful in purchasing the Workstations from Wisor, Tenant shall have the sole responsibility of removing the Work Stations from the Expansion Space. If the Renovations Specifications and its associated Budget does not exceed the dollar value of the TI Allowance, Tenant shall have the right to have the remaining balance of the TI Allowance credited against Tenant’s Rent obligations, in an amount equal to the costs incurred by Tenant for the purchase or removal of the Work Stations. Upon Landlord’s receipt, review and approval of receipts associated with such purchase or removal by Tenant, Tenant shall receive a credit from Landlord in such amount against Tenant’s Rent obligations for the month immediately following such approval, and such credit shall be reflected in the applicable Rent invoice from Landlord.
6. Default for Non-Payment. Section 24.4.2 of the Lease is hereby amended by deleting the existing language in its entirety and replacing the same with the following:
Tenant shall fail to pay any installment of Rent, Additional Rent or any other payment hereunder when due; provided, however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay Rent within 3 days of any such notice not more than twice in any 12 month period and Tenant agrees that such notice shall be in lieu of and not in addition to, or shall be deemed to be, any notice required by law;
7. Share Transfers. Section 25.2 of the Lease is hereby deleted in its entirety.

First Amendment to Antex Lease	Page - 3
8. Subletting to Affiliate(s). A new Section 25.12 shall be added to the Lease, as follows:
Notwithstanding anything in the Lease to the contrary, and provided there remains fewer than six (6) years remaining on the Lease Term, Tenant shall have the right upon prior notice to Landlord, to freely sublet all or any portion of the Demised Premises to an Affiliate. An “Affiliate” as used herein shall mean any entity that directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with, the Tenant.
9. Right to Extend Term. Section 41.1 is hereby amended by deleting the existing language in its entirety and replacing the same with the following:
41.1. Extension Right.
     41.1.1. Tenant shall have the right (an “Extension Right”) to extend the term of this Lease for five (5) years (the “Extension Term”) on the same terms and conditions as this Lease (other than Rent). Upon the commencement of the Extension Term, Basic Annual Rent shall be $26.50 per rentable square foot, and thereafter shall be adjusted on each annual anniversary of the commencement of the Extension Term by four percent (4%) and no Improvement Rent shall be payable by Tenant during the Extension Term.
10. Miscellaneous.
          (a) This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.
          (b) This First Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.
          (c) This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this First Amendment attached thereto.
          (d) Landlord and Tenant each represent and warrant that it has not dealt with any broker, agent or other person (collectively “Broker“) in connection with this transaction, and that no Broker brought about this transaction. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

First Amendment to Antex Lease	Page - 4
          (e) Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this Amendment shall prevail. Whether or not specifically amended by this Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.
     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

TENANT: ANTEX BIOLOGICS INC., a Delaware corporation
By:	/s/ Robert G. Kramer
	Name:	Robert G. Kramer, Sr.
	Title:	President

LANDLORD: ARE-QRS CORP., a Maryland corporation
By:	/s/ Jennifer Pappas
	Name:	Jennifer Pappas
	Title:	V.P. & Assistant Secretary

First Amendment to Antex Lease	Page - 5
EXHIBIT A
EXPANSION SPACE DESCRIPTION